Exhibit 2

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Council of Europe Development Bank

(CEB)

External Auditor’s Report on the

Financial Statements

Year ended December, 31st 2015

Council of Europe Development Bank (CEB)

55, avenue Kléber

75116 Paris

This report contains 48 pages

KPMG Audit Tour EQHO 2 avenue Gambetta CS 60055 92066 Paris la Défense Cedex France	Téléphone : Télécopie : Site internet :	+33 (0)1 55 68 68 68 +33 (0)1 55 68 73 00 www.kpmg.fr

Council of Europe Development Bank (CEB)

55, avenue Kléber,

75116 Paris

External Auditor’s Report on the Financial Statements

Year ended 31 December 2015.

To the members of the Governing Board and Administrative Council,

We have audited the accompanying financial statements of the Council of Europe Development Bank (CEB) which comprise the balance sheet as at 31 December 2015 and the income statement, the statement of comprehensive income, the statement of changes in equity and the statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory notes as set out in notes A to R.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as adopted for use by the European Union. This responsibility includes:

•	designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatements, whether due to fraud or error,

•	selecting and applying appropriate accounting policies,

•	and making accounting estimates that are reasonable in the circumstances.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting principles used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

KPMG S.A. A French limited liability entity and a member firm of the KPMG Network of independent member firms affiliated with KPMG International Cooperative, a Swiss entity.

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Headquaters : KPMG S.A. Immeuble le Palatin 3 cours du Triangle 92939 Paris La Défense Cedex Capital : 5 497 100 €. Code APE 6920Z 775 726 417 R.C.S. Nanterre TVA Union Européenne FR 77 775 726 417

Council of Europe Development Bank (CEB) External Auditor’s Report on the Financial Statements

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as at 31st December 2015, and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted for use by the European Union.

Paris La Défense, 1st March 2016

KPMG Audit
A division of KPMG S.A.

/S/ PASCAL BROUARD
Pascal Brouard
Partner

FINANCIAL STATEMENTS 2015

FINANCIAL STATEMENTS 2015

FINANCIAL STATEMENTS

Prepared in compliance with IFRS adopted by the European Union

The Bank’s objectives

“The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created”. (Articles of Agreement, Article  II).

Sectors of action

The Council of Europe Development Bank (CEB) contributes to the implementation of socially-orientated investment projects in favour of social cohesion through four major sectoral lines of action, namely the strengthening of social integration, management of the environment, supporting public infrastructure with a social vocation and supporting micro, small and medium-size enterprises.

Its actions comply with eligibility criteria specific to each sectoral line of action, thus reflecting not only the CEB’s specific social vocation, but also the development logic underpinning all its activity.

In accordance with Administrative Council Resolution 1562 (2013), each of these four action lines involves the following fields:

- Strengthening of social integration

To contribute to strengthening social integration and thus to attack the roots of exclusion means, at operational level, acting in favour of refugees, migrants and displaced persons, promoting social housing and improving living conditions in urban and rural areas.

- Management of the environment

To contribute to managing the environment means not only systematically responding to emergency situations in the event of natural or ecological disasters, but also promoting protection of the environment and preservation of historic and cultural heritage.

- Supporting public infrastructure with a social vocation

To support the development of public infrastructure with a social vocation in the key sectors of health, education, vocational training and administrative and judicial public services in the long term facilitates more dynamic and more equitable economic and social growth, promoting individual fulfilment and collective well-being.

- Supporting micro-, small and medium sized enterprises

The CEB finances micro, small and medium-sized enterprises (MSMEs) for the prime purpose of promoting the creation and preservation of viable jobs by facilitating access to credit. Such loans are also aimed at entities exercising craft activities or family enterprises engaged in regular economic activity.

FINANCIAL STATEMENTS 2015

Balance sheet

		In thousand euros
	Notes	31/12/2015	31/12/2014
Assets
Cash in hand, balances with central banks		476,467	203,897
Financial assets at fair value through profit or loss	C	1,743,238	1,275,571
Hedging derivative instruments	C	893,898	1,103,889
Available-for-sale financial assets		3,571,468	4,806,719
Loans and advances to credit institutions and to customers
Loans	G	13,415,871	12,991,603
Advances	G	2,293,859	2,299,197
Financial assets held to maturity		2,669,603	2,812,026
Tangible and intangible assets	H	46,498	46,169
Other assets	I	5,523	6,310

Total assets		25,116,425	25,545,381

Liabilities and equity
Liabilities
Financial liabilities at fair value through profit or loss	C	123,236	177,430
Hedging derivative instruments	C	546,063	654,265
Amounts owed to credit institutions and to customers	J	229,831	257,789
Debt securities in issue	J	19,530,246	20,472,364
Other liabilities	I	1,688,395	1,128,436
Social Dividend Account	K	60,610	70,296
Provisions	L	226,548	239,327

Total liabilities		22,404,929	22,999,907

Equity
Capital	M
Subscribed		5,472,219	5,472,219
Uncalled		(4,859,802)	(4,859,802)

Called		612,417	612,417
General reserve		2,029,558	1,895,119
Net profit		127,037	134,439

Total capital, general reserve and net profit		2,769,012	2,641,975
Gains or losses recognised directly in equity		(57,516)	(96,501)

Total equity		2,711,496	2,545,474

Total liabilities and equity		25,116,425	25,545,381

FINANCIAL STATEMENTS 2015

Income statement

		In thousand euros
	Notes	2015	2014
Interest and similar income
Available-for-sale financial assets		10,996	22,141
Loans and advances to credit institutions and to customers		71,070	106,038
Financial assets held to maturity		92,209	96,314

Interest expenses and similar charges
Amounts owed to credit institutions and to customers		1,695	(2,223)
Debt securities in issue		(5,061)	(47,719)
Other interest expenses and similar charges		(3,949)	(4,935)

Interest margin	N	166,960	169,616

Net gains or losses from financial instruments at fair value through profit or loss	P	8,695	(668)
Net gains or losses from available-for-sale financial assets		47	48
Commissions (income)		1,051	1,092
Commissions (expenses)		(1,840)	(1,863)

Net banking income		174,913	168,225

General operating expenses	Q	(45,009)	(31,229)
Depreciation and amortisation charges of fixed assets	H	(2,867)	(2,557)

Gross operating income		127,037	134,439

Cost of risk

Net profit		127,037	134,439

FINANCIAL STATEMENTS 2015

Statement of comprehensive income

	In thousand euros
	2015	2014
Net profit	127,037	134,439
Items that may be reclassified to income statement	10,363	14,158
Changes in value of available-for-sale financial assets	10,363	14,158
Items that will not be reclassified to income statement	28,622	(63,120)
Changes in actuarial differences related to the pension scheme	23,373	(55,964)
Changes in actuarial differences related to the other post-employment benefits	5,249	(7,156)
Total other elements of comprehensive income	38,985	(48,962)

Comprehensive income	166,022	85,477

Statement of changes in equity

	In thousand euros
	Capital and reserves			Gains or losses recognised directly in equity
	Called capital	Reserves and result	Total	Available for sale financial assets	Actuarial differences	Total	Total equity
Equity as at 1 January 2014	612,417	1,895,119	2,507,536	3,987	(51,526)	(47,539)	2,459,997

Net profit 2014		134,439	134,439				134,439
Changes in value of assets and liabilities recognised directly in equity				14,158	(63,120)	(48,962)	(48,962)

Equity as at 31 December 2014	612,417	2,029,558	2,641,975	18,145	(114,646)	(96,501)	2,545,474

Net profit 2015		127,037	127,037				127,037
Changes in value of assets and liabilities recognised directly in equity				10,363	28,622	38,985	38,985

Equity as at 31 December 2015	612,417	2,156,595	2,769,012	28,508	(86,024)	(57,516)	2,711,496

FINANCIAL STATEMENTS 2015

Statement of cash flows

		In thousand euros
For the year ended 31 December		2015	2014
	Net profit	127,037	134,439
+/-	Depreciation charges of tangible and intangible assets	2,867	2,557
+/-	Net loss/net profit from investing operations	18,948	17,946
+/-	Change in interest receivable	48,743	37,753
+/-	Change in interest payable	(41,469)	(30,929)
+/-	Other movements	4,051	(2,795)

	Total of non-monetary items included in the result	33,140	24,531

+	Reimbursements related to operations with credit institutions and customers	1,387,846	1,979,331
-	Disbursements related to operations with credit institutions and customers	(1,869,822)	(1,743,364)
+	Reimbursements related to other operations affecting financial assets or liabilities	4,539,439	4,063,230
-	Disbursements related to other operations affecting financial assets or liabilities	(2,049,604)	(3,246,924)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	(9,158)	2,157

	Net cash flows from assets and liabilities resulting from operating activities	1,998,702	1,054,431

	Total net cash flows from operating activities (a)	2,158,880	1,213,400

+	Reimbursements related to financial assets held to maturity	191,169	171,661
-	Disbursements related to financial assets held to maturity	(59,119)	(363,471)
+/-	Cash flows related to tangible and intangible assets	(3,196)	(3,980)

	Total net cash flows from investing operations (b)	128,854	(195,791)

+/-	Cash flows from or to member states	(2,108)	(1,363)
+	Reimbursements related to debt securities in issue	5,116,570	5,473,264
-	Disbursements related to debt securities in issue	(7,136,716)	(6,991,428)

	Total net cash flows from financing operations (c)	(2,022,255)	(1,519,527)

	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	2,098	74,607

	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	267,577	(427,310)

	Cash and cash equivalents at the beginning of the financial year	2,503,066	2,930,375
	Cash in hand, balances with central banks	203,897	286,640
	Advances repayable on demand and term deposits with credit institutions	2,299,169	2,643,735
	Cash and cash equivalents at the end of the financial year	2,770,643	2,503,066
	Cash in hand, balances with central banks	476,467	203,897
	Advances repayable on demand and term deposits with credit institutions	2,294,176	2,299,169

	Changes in cash and cash equivalents	267,577	(427,310)

FINANCIAL STATEMENTS 2015

NOTES TO THE FINANCIAL STATEMENTS

NOTE A - Summary of principal accounting methods applied by the Bank

1. Applicable accounting standards

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union. In this regard, certain provisions of IAS 39 relating to hedge accounting have been excluded, and no adoption procedure of certain recent texts has yet begun.

As of 1 January 2014, the CEB applies the amendment to IAS 32 “Financial instruments: presentation - offsetting financial assets and financial liabilities”, adopted by the European Union on 13 December 2012 (see Note F).

The entry into force of other standards with mandatory application after 1 January 2015 had no impact on the financial statements as at 31 December 2015. The Bank did not anticipate the implementation of new standards, amendments or interpretations adopted by the European Union when their implementation was optional in 2015.

Within the context of IFRS application, the main area of assessment relates to credit risk assessment. Except for these aspects, the CEB’s nature of operations do not necessitate, in terms of judgement and valuation complexity, significant estimates or defining assumptions in preparing its financial statements. However, economic and demographic assumptions are used to value the post-employment social commitments.

The financial statements have been prepared on the historical cost basis, except for certain financial assets and liabilities, which are accounted for at fair value. The main accounting principles applied by the CEB are summarised below.

2. Financial assets and liabilities

2.1. Foreign currency transactions

The financial statements are presented in euros.

Monetary assets and liabilities denominated in foreign currencies are translated into euros (CEB’s functional currency) at the market exchange rate applicable at the end-date of the accounting period. Exchange variations resulting from this translation are accounted for in the income statement.

Forward currency transactions are valued at market value by using the forward exchange rate applicable for the remaining period for the currency concerned. Exchange spot positions are valued at the spot exchange rate at the end of the accounting period. The resulting exchange differences are recorded in the income statement.

2.2. Loans and advances to credit institutions and to customers

The category “Loans and advances to credit institutions and to customers” consists of non-derivative financial assets with fixed or determinable payments non-quoted on an active market and that are nor held for trading, neither intended to be sold when granted.

The item “Loans” under category “Loans and advances to credit institutions and to customers” includes loans granted by the Bank.

The item “Advances” under category “Loans and advances to credit institutions and to customers” consists of interbank advances granted by the CEB and advances repayable on demand with credit institutions (except central banks). These allow settling and receiving payments from financial transactions related to its activities.

Loans given out by the Bank are first recorded at their market value which in general is the equivalent of the net amount initially disbursed.

Thereafter, loans are valued at amortised cost and interest is calculated on the basis of the global effective interest rate method.

Financing commitments are recorded in the off-balance sheet for the amount not yet disbursed.

In application of IAS 39, within the ambit of fair value hedge transactions, the loan book value is adjusted for the profits or losses relative to the hedged risk.

FINANCIAL STATEMENTS 2015

2.3. Securities

Securities held by the Bank are classified under two categories:

- Financial assets held to maturity

The category “Financial assets held to maturity” includes securities at fixed income and fixed maturity that the Bank has the intention and ability to hold to maturity.

Securities classified under this category are accounted for after acquisition, at amortised cost in accordance with the effective interest rate method, which includes the amortisation of the premium or discount equivalent to the difference between their purchase price and their reimbursement value.

Income from these securities is recorded under the heading “Interest and similar income” in the income statement.

- Available-for-sale financial assets

The “Available-for-sale financial assets” category includes fixed income or variable-yield securities which do not fall under the previous category.

Securities under this category are initially valued at their market value inclusive of transaction charges. At end-date, securities are valued at their market value, and whose variations, exclusive of accrued income are presented under a specific heading in equity “Gains or losses recognised directly in equity”, except for securities covered by a fair value hedge. In such case, the profits and losses relative to hedged risks are recorded in the income statement under the same heading as the changes in value of hedging instrument, in conformity with IAS 39.

At the disposal, maturity or depreciation of the securities (in cases of a significant or prolonged decline in the fair value below the cost), these deferred gains or losses, previously recorded under equity, are accounted for in the income statement under the heading “Net gains or losses from available-for-sale financial assets”.

Income from fixed income securities under this category, which is accounted for on the basis of the effective interest rate method, is presented under the heading “Interest and similar income” in the income statement. Dividends received from variable-rate securities are recorded under the aggregate “Net gains or losses from available-for-sale financial assets”.

- Date and accounting criteria

Securities classified under the two categories above are recorded at the trade date.

2.4. Depreciation of financial assets, financing and guaranty commitments

- Financial assets valued at amortised cost

Depreciation of loans and financial assets held to maturity is accounted for when there is an objective indication of a measurable loss in value following an event that occurred after loan approval or security purchase.

Any observable data being related to the following events represents an objective indication of a loss in value:

•	the existence of at least a three month unpaid amount

•	awareness or observation of significant financial difficulties of the counterparty leading to the conclusion of a proven existing risk, whether an unpaid amount has been noted or not

•	the concessions yielded with the terms of the loans, which would not have been granted without financial difficulties of the borrower.

The amount of depreciation is equivalent to the difference between the book value of the asset and the present value of estimated future recoverable cash flows, taking into account guaranties, discounted at the financial asset’s original effective interest rate. Changes in value of such depreciated assets are recorded under the heading “Cost of risk” in the income statement.

After the asset depreciation, a theoretical revenue from asset’s net book value, calculated on the basis of the original effective interest rate used for discounting the estimated recoverable cash flows, is recorded in the income statement under the heading “Interest and similar income”. Loan depreciation is recorded in a separate provision account, thus reducing its original value recorded under assets.

The impairment relating to financing and guaranty commitments follows similar principles and are recorded under liabilities.

FINANCIAL STATEMENTS 2015

- Available-for-sale financial assets

At the CEB, “Available-for-sale financial assets”, mainly composed of fixed income securities, are depreciated on an individual basis by counterparty of income statement in case of an objective indication of durable depreciation resulting from one or more events subsequent to the purchase.

Criteria for depreciation of these securities are similar to those applied for depreciation of financial assets valued at amortised cost.

A depreciation of a fixed income security is recorded under the income statement heading “Cost of risk” and may be released in case of subsequent improvement of security.

2.5. Debt securities in issue

Securities issued by the CEB qualify as debt instruments by reason of a contractual obligation for the Bank to settle with their holder.

Debt securities in issue are initially recorded at their issuance value inclusive of transaction charges and are subsequently valued at their amortised cost by using the effective interest rate method.

In application of IAS 39, within the ambit of fair value hedge transactions, the book value of issues is adjusted for the profits or losses relative to the hedged risk.

2.6. Derivative instruments

All derivative instruments are accounted for in the balance sheet at trade date, at their fair value. At end-date, they are revalued at their market value.

Derivatives are classified under two categories:

- Transaction derivatives

Derivative instruments are by default considered to be transaction instruments, except if they can qualify as hedging instruments. They are recorded in the balance sheet under the heading “Financial assets at fair value through profit or loss” in cases of positive market value and under the heading “Financial liabilities at fair value through profit or loss” when the market value is negative. Profits or losses are recorded in the income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”.

- Derivatives and hedge accounting

Fair value hedge is used by the Bank to cover namely the interest rate risk of assets and liabilities with fixed interest rate, for identified financial instruments (loans, available for sale assets, issues, borrowings).

In order to qualify a financial instrument as hedging derivative, the Bank keeps information on the hedge from its initial application. This information specifies the designated asset or liability, the hedged risk, the type of derivative instrument used and the evaluation method which will be employed in assessing the retrospective and prospective effectiveness of the hedge.

The derivative instrument designated as hedge has to be highly effective in order to compensate for the value variations resulting from the hedged risk; this effectiveness has to be ensured from the hedging’s initial application and subsequently throughout its life.

In the case of fair value hedge relationship, derivatives are revalued in the balance sheet at their fair value, whilst fair value variations are recorded in the income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”, symmetrically to the revaluation of the instruments hedged for the estimated risk. In the balance sheet, in the case of hedging relationship of identified assets or liabilities, revaluation of the hedged item is accounted for in conformity with the classification of the instrument hedged. The impact recorded in the income statement represents the eventual ineffectiveness of the hedge.

In cases where a hedge is interrupted or it no longer satisfies the effectiveness tests, hedging derivatives are transferred to the trading portfolio and accounted for in accordance with the principles applicable to this category. In the case of interest rate instruments initially identified as hedged, the revaluation amount with respect to these instruments recorded in the balance sheet is amortised at the effective interest rate for its residual life duration. If the hedged items no longer figure in the balance sheet, particularly due to early redemption, this amount is immediately transferred to income statement.

FINANCIAL STATEMENTS 2015

2.7. Fair value assessment

The fair value of financial assets and liabilities is composed of their market values and additional value adjustments as required by IFRS 13.

- Market value

The financial assets and liabilities under categories “Financial instruments at fair value through profit or loss”, “Hedging derivative instruments” and “Available-for-sale financial assets” are valued and recorded at their market value. The market value is equivalent to the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction.

Market value is determined as follows:

•	using quoted prices in an active market;

•	applying a valuation technique incorporating:

•	mathematical calculation methods based on recognised financial assumptions, and

•	parameters whose value is determined either by using prices of instruments traded in active markets, or based on statistical estimates or other quantitative methods in the absence of an active market.

On the other hand, derivative instruments (foreign exchange, interest rate and currency swaps) are valued on the basis of models commonly accepted (discounted cash flow method, Black and Scholes model, interpolation techniques) by using observable parameters.

- Value adjustments

The valuation adjustments allow integration of the counterparty credit risk and of the Bank’s own credit risk within the fair value.

Value adjustment for the risk of the counterparty (Credit Valuation Adjustment – CVA) reflects the risk for the Bank not to recover the full market value of its transactions, in case of default of one of its counterparties.

Value adjustment for own credit risk (Own Credit Adjustment - OCA and Debit Valuation Adjustment – DVA) represents the effect of the CEB’s credit risk on valuation of its debt securities in issue and derivative financial liabilities.

These adjustments are calculated counterparty by counterparty and are based on the estimates of default exposures, probabilities of default and recovery rates in case of default.

The exposure at default is estimated using a model that quantifies the exposure at risk from the simulation of risk factors. For the CVA, the model takes into account collateral movements and their frequency. For the DVA, the model estimates a non-collateralised exposure except for counterparties with a bilateral collateralisation in case of downgrade of the CEB.

The CVA and DVA are recorded under the heading “Financial assets at fair value through profit or loss” in cases of positive value and under the heading “Financial liabilities at fair value through profit or loss” when the value is negative. Gains and losses are recognised in the income statement under “Net gains or losses from financial instruments at fair value through profit or loss”.

2.8. Interest income and expense

Interest income and expense are recognised in the income statement for all the financial instruments using the effective interest rate method.

The effective interest rate is the rate that discounts exactly the estimated future cash payments or receipts through the expected life of the financial instrument to the net book value of the financial asset or liability. This calculation includes commissions paid or received, when similar to interests, transaction charges and all premiums and discounts.

2.9. Cost of risk

In terms of credit risk, cost of risk includes depreciation provisions related to loans, fixed income securities, depreciation related to financing commitments and guaranties given, losses on irrecoverable receivables less recoveries of amortised receivables. Charges for litigations inherent to banking activity are also accounted for in cost of risk.

FINANCIAL STATEMENTS 2015

3. Fixed assets

Fixed assets recorded in the Bank’s balance sheet include tangible and intangible operating assets.

These fixed assets are recorded at their purchase price to which expenses directly connected are added.

Depreciation is calculated according to the estimated useful life of the asset expected by the Bank using the straight-line method, the residual value of the asset being deducted from its depreciable basis.

At every end-date, fixed assets are valued at their amortised cost (cost less depreciation and any possible impairment) and if necessary, an accounting adjustment is carried out with respect to the duration of the useful life and the residual value.

- Tangible assets

The following is the breakdown of the “building” part of the operational premises, every element being depreciated according to its own useful life:

– Main works, façade and roofing (1)	—
– General and technical installations	10 years
– Fixtures and fittings	10 years

(1)	Given the Bank’s headquarters location in the centre of Paris, its residual value is assigned to the component “main works, façade and roofing” which is not subject to depreciation.

Land is not depreciated. The other tangible fixed assets are depreciated according to the following durations:

– Fittings and furniture	10 years
– Vehicles	4 years
– Office and IT equipment	3 years

- Intangible assets

Intangible assets (IT software) are amortised according to the following durations:

– Application software	5 years
– System software	3 years
– Office software	1 year

4. Post-employment staff benefits

The Bank’s pension scheme is a defined benefit scheme, funded by contributions made both by the Bank and by the employees. Benefits are calculated on the basis of the number of years of service and a percentage of the basic remuneration of the last year of service.

The other post-employment benefit schemes (health care, fiscal adjustment and termination of service) are likewise defined benefit schemes.

These schemes represent commitments on the part of the Bank, which are valued and for which provisions are set up. In conformity with IAS 19, actuarial valuations are carried out on these commitments, taking into account both financial and demographic assumptions. The actuarial gains or losses are recorded in the balance sheet under heading “Provisions” by counterparty of “Statement of comprehensive income”.

The amount of the provision in relation to these commitments is determined by an independent actuary in accordance with the projected unit credit method.

5. Social Dividend Account

The Social Dividend Account (SDA) is used to finance grants in favour of projects complying with CEB objectives and located in eligible countries, as defined by the Administrative Council. The operating principles of the SDA were revised by Resolutions AC 1554 (2013) and AC 1555 (2013) approved by the Administrative Council on 22 March 2013. Through these resolutions, the Administrative Council renamed the “Selective Trust Account” to “Social Dividend Account” and broadened its scope of use. Since then, the grants financed by the SDA may take the form of technical assistance, interest rate subsidies, guarantees and grant contributions.

- Interest rate subsidies

Interest rate subsidies are used to reduce the amount of interests borne by a CEB borrower. Interest rate subsidies cover the interest rate differential between the rate applied by the Bank and the rate effectively paid by the borrower, for each tranche of the loan.

- Guarantees

Guarantees on loans awarded by the CEB enable the Bank to fund projects that have a strong social impact but carry a high credit risk. The amount, the trigger event and the recovering mechanism are determined on a case by case basis.

FINANCIAL STATEMENTS 2015

- Technical assistance

Technical assistance is used to help a CEB borrower prepare and implement its project. Pre-feasibility, feasibility and technical studies, design and operating plans, institutional and legal appraisals, and other consultancy services necessary for the project preparation, execution or monitoring and reporting, procurement supervision and impact assessment may thus be financed.

- Grant contributions

Grant contributions may be awarded in the framework of emergency situations or take the form of contributions to a common cause in the member states, pursued in cooperation with other international actors.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to € 300 thousand, which are approved by the Governor.

The SDA is funded mainly by contributions from the Bank’s member states, through dividends of a social nature, paid when the Bank’s annual profit is allocated.

6. Related parties

With respect to IAS 24, the Bank is not a subsidiary of any entity. The financial statements are not affected by related party relationships.

The information concerning Chairpersons and Appointed officials of the Bank is presented in paragraph 7 below.

7. Compensation for Chairpersons and Appointed Officials

The Articles of Agreement of the CEB lay down that the organisation, administration and supervision of the Bank are divided between the following organs:

–    the Governing Board

–    the Administrative Council

–    the Governor

–    the Auditing Board.

The Governing Board and the Administrative Council each consist of a Chairperson and one representative appointed by each member state. A Vice-Chairperson is elected among the members of each body. The Chairperson of the Governing Board and the Chairperson of the Administrative Council are elected by the Governing Board for a 3-year term, and may be re-elected for a further 3-year term. The annual allowances of the Chairpersons and the Vice-Chairpersons are fixed by the Administrative Council for the duration of their terms of office.

The Governor is appointed by the Governing Board for a 5-year term and may be re-appointed once. He is assisted by three Vice-Governors, who are appointed by the Governing Board, for a 5-year term renewable once (1), upon the Governor’s proposal, following an opinion on conformity from the Administrative Council and after consultation with the members of the Governing Board. Their emoluments are fixed by the Administrative Council, within the framework of the approval of the annual budget of the Bank.

The gross compensation for the CEB’s Chairpersons and Appointed Officials can be summarised as follows:

	In thousand euros
	2015	2014
Office allowances
Chairperson of the Governing Board (2)		43
Chairperson of the Administrative Council	45	45
Vice-Chairperson of the Governing Board (3)	6	6
Vice-Chairperson of the Administrative Council	6	6

Emoluments
Governor Wenzel	351	343
Vice-Governor Guglielmino (4)	236	277
Vice-Governor Ruiz-Ligero	267	261
Vice-Governor Monticelli (5)	44
Vice-Governor Dowgielewicz (6)	178	261

(1)	This applies to Vice-Governors elected for the first time after 26 November 2010.
(2)	The Chairman of the Governing Board, who holds the seat since 17 December 2014, has renounced to his allowances.
(3)	Allowances of € 500 are paid monthly. The incumbent of the seat has changed on 27 November 2015.
(4)	End of Vice-Governor Guglielmino term on 31 October 2015.
(5)	Appointment of Vice-Governor Monticelli on 1 November 2015.
(6)	Resignation of Vice-Governor Dowgielewicz 31 August 2015.

FINANCIAL STATEMENTS 2015

The CEB’s Chairpersons and Appointed Officials do not receive any stock options or any other kind of bonus.

At the end of their mandate, the Governor and Vice-Governors receive either a retirement pension or a tax exempt temporary allowance equivalent to 40% to 50% of their last basic salary, for a period of up to 3 years. This allowance is limited to the amount, cumulated with possible emoluments from other sources, which must not exceed, in any case, the amount of the last basic salary paid by the CEB. For 2014, these temporary allowances have been granted to the former Governor Alomar (in office until 17 December 2011) for an amount of € 155 thousand, and to the former Vice-Governor Tarafás (in office until 1 May 2012) for an amount of € 117 thousand. For 2015, these temporary allowances have been granted to the former Vice Governor Guglielmino (in office until 31 October 2015) for an amount of € 21 thousand and to the former Vice-Governor Tarafás for an amount of € 45 thousand.

The Governing Board, by its Resolution CD 383 (2010), has decided to abolish this temporary allowance for the new officials (Governor and Vice-Governors) appointed for the first term after 30 March 2010, the date of its adoption.

The Governor and Vice-Governors are affiliated to the medical and social cover as well as to the pension scheme of the CEB.

8. Taxation

The Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe states that the Bank’s assets, income and other property are exempt from all direct taxes.

FINANCIAL STATEMENTS 2015

NOTE B - Financial risk

This Note provides information about the Bank’s exposure to the main financial risks it faces in its regular course of business namely credit risk, market risk, liquidity risk and operational risk. It also provides information about the objectives, policies and procedures which enable it to assess, monitor and control such risks.

While the Bank is not subject to member states’ regulations, it considers European Union Directives on banking regulation and recommendations from Basel Committee on banking Supervision BCBS as the reference for its Risk Management Framework.

Risk management and control is of paramount importance to the creditworthiness of a financial institution. Therefore, the CEB regularly reviews its risk management and monitoring procedures on the basis of the principle of methodology continuity in order to comply with best banking practices.

•	Decision-making committees

The Bank has set-up different decision-making committees responsible for defining and overseeing risk management policies in their respective fields. The Governor chairs all these committees.

•	The Finance & Risk Committee meets on a weekly basis and takes credit decisions in relation with lending and treasury exposure, based on internal credit risk assessments and recommendations. The Finance & Risk Committee also reviews trends in the financial markets and the Bank’s financial activity (liquidity management and debt issuance).

•	The Asset & Liability Management Committee reviews the Bank’s quarterly ALM status and decides on the Bank’s asset and liability management strategy on a quarterly basis. It promotes and facilitates the dialogue among the Bank’s Management while providing a wider perspective on the main financial risks.

•	The Funding Committee approves the funding strategy and the loan pricing policy on a quarterly basis, taking into consideration liquidity requirements in compliance with the Annual Borrowing Authorisation approved by the Administrative Council.

•	The Committee for Operational Risks & Organisation reviews operational risk issues at the CEB on a semi-annual basis and ensures that adequate steps are taken to mitigate, monitor and control these risks.

•	The IT Steering Committee reviews information systems issues and takes the appropriate actions to ensure operational resilience and business continuity. Besides, in order to fully secure that IT-related decisions are properly aligned with business stakes and priorities, IT governance bodies were reinforced in 2015 with the creation of an IT Project Committee chaired by a Vice-Governor which enables, through regular meetings, to anticipate business requirements and develop a shared vision on IT.

•	Internal and external reporting on risk management

The respective Directorates report on a weekly basis to the Finance & Risk Committee on credit risk across the Loan and Treasury activities. In addition, the Finance & Risk Committee receives information on capital market developments and the liquidity position.

On a quarterly basis the ALM department reports to the Assets and Liability Committee on market risks namely Interest rate risk, Currency risk and Liquidity position.

The quarterly Risk Management Report presented both to the Administrative Council and Governing Board provides information to the shareholders about the development of the CEB’s exposure to the main types of risks: credit, market, liquidity, operational risks and compliance with the prudential framework as defined internally.

In terms of external reporting on risk management, the Bank provides extensive information to the rating agencies as a support for their annual assessment. A specific report highly focused on risk management is also prepared under Form 18-K in connection with the registration statement filed with the U.S. Securities and Exchange Commission.

Finally, the CEB’s annual report of the Governor provides a fair view of the risk management processes and practices in place at the Bank and its year-end financial statements disclose detailed data on its risk exposure.

FINANCIAL STATEMENTS 2015

1. Credit risk

•	Overview of the assessment process

Credit risk is defined as the potential that a bank borrower or counterparty may fail to meet its obligations in accordance with agreed terms. The Bank is exposed to credit risk in both its lending and treasury activities, as borrowers and treasury counterparties could default on their contractual obligations, or the value of the Bank’s investments could become impaired.

The Bank’s credit risk management adopts a prudent approach and aims to minimise credit risk and thus to contribute to the Bank’s long-term financial sustainability. The Global Risk Management Department (GRM) is responsible for developing and implementing the comprehensive credit risk policy framework to identify, assess, monitor, report, mitigate and control all credit risks inherent in the CEB’s operations, as a result of both on- and off- balance sheet transactions. GRM also monitors compliance with portfolio management policies (loans, securities, derivatives) on a continuous basis, as well as overseeing the Bank’s concentration risk.

Credit risk assessment: the bank has developed in-house models to assess the creditworthiness of its borrowers and counterparties which are the base for assigning internal ratings. Models are validated on a regular basis. The GRM also carries out on site due diligence for new counterparties.

GRM assigns internal ratings to all its counterparties. In addition, GRM assigns internal ratings to each loan transaction based on the assessment of the counterparty and taking into account credit enhancement (collateral, guarantees, etc.) and structuring of transaction.

Internal ratings are mapped to the rating scale of international rating agencies. The internal rating scale ranges from 1 to 10, 10 being the best grade. Each internal rating corresponds to a rating on the scale used by international rating agencies (e.g.10 = AAA, 9.5 = AA+).

Transactions approval process: the procedure for approving new transactions distinguishes between lending activities and treasury operations.

For each new loan projects, GRM assesses the proposed transaction on the basis of the counterparty’s creditworthiness and current exposure as well as the related country risk and, if necessary, recommends credit enhancement measures (guarantees, collaterals, as well as any other structures that mitigate the inherent risk). Having received a positive recommendation by the Finance & Risk Committee, the project is submitted for final approval to the Administrative Council.

Regarding the Finance Directorate (FIN), the Administrative Council establishes the overall framework for financial operations through the Bank’s financial policies. Within this framework, treasury transactions are assessed by GRM and are submitted to the Finance & Risk Committee for approval.

Credit Risk Limits: the GRM proposes to the Finance & Risk Committee credit risk limits per type of: product, counterparty or group of counterparties and per country. The Finance & Risk Committee approves, modifies or rejects the limits. Credit limits are reviewed on an annual basis or if required on a shorter time basis. In addition, Large Exposure and concentration limits are also defined.

Control and monitoring: Credit exposure is measured, monitored and controlled on a daily basis. Breach of limit, if any, are monitored daily and reported to senior management.

•	Overall credit risk exposure

The following table presents the Bank’s credit risk exposure both on the Loans and Social Development Directorate (loans and financing commitments) and the Finance Directorate (deposits, securities and derivatives) as at 31 December 2015 and 31 December 2014.

	In million euros
	2015				2014
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Loans	1,906	8,619	2,546	13,072	1,930	7,936	2,701	12,568
Financing commitments	144	2,107	868	3,119	339	1,681	847	2,868
Deposits	1,701	1,070		2,771	1,014	1,489		2,503
Securities	3,850	1,875	200	5,925	4,427	2,643	200	7,269
Swap - add on	316	262		578	251	318		569
Forex		13		13		94		94
Swap coll - NPV not covered	46	5		51	51	13		64

Total	7,963	13,951	3,615	25,528	8,012	14,174	3,748	25,935

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Loans and financing commitments are reported after credit risk mitigation

•	Loans, Deposits and Securities are reported at nominal value and excluding accrued interest

FINANCIAL STATEMENTS 2015

Loans and Social Development Directorate Activity

•	Loan portfolio

At 31 December 2015, loans outstanding reached € 13.1 billion, increasing by 4% (plus € 504 million) compared to end 2014. No delay or missed payments have been recorded in 2015, as was also the case in 2014.

The table below displays the risk profile of the loan portfolio by rating and type of counterparty:

						In million euros
	2015				2014
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Sovereign	241	3,647	2,310	6,198	250	3,472	2,355	6,077
Sub-sovereign administrations and financial institutions (state-owned, region-owned,...)	1,544	1,785	22	3,352	1,552	1,779	27	3,358
IFI, International organisations	2			2	1.8			1.8
Other financial institutions	99	3,137	51	3,286	126	2,633	154	2,913
Non financial institutions	20	51	163	234		52	165	217

Total	1,906	8,619	2,546	13,072	1,929	7,936	2,701	12,568

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Loans reported after credit risk mitigation on nominal value and excluding accrued interest

A significant part of the loan portfolio benefits of credit enhancements (collateral and guarantees) allowing for an improvement in credit risk quality. At the end 2015, the bank has received € 5.3 billion in guarantees and € 0.6 billion of collateral under its Loan portfolio.

The impact of credit enhancements on the risk profile of loans outstanding is shown below:

						In million euros
	2015				2014
	Before		After		Before		After
	Amount	%	Amount	%	Amount	%	Amount	%
AAA/AA	1,110	8%	1,906	15%	1,205	10%	1,929	15%
A/BBB	8,100	62%	8,619	66%	7,618	61%	7,936	63%
BIG	3,862	30%	2,546	19%	3,745	30%	2,701	21%

Total	13,072	100%	13,072	100%	12,568	100%	12,568	100%

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Loans reported on nominal value and excluding accrued interest

At 31 December 2015, loans outstanding rated investment grade represented 80.5% of the total loan portfolio, compared to 78.5% at end 2014. Loans outstanding to counterparties not rated by international rating agencies represented 4.5% of the total portfolio with internal ratings ranging from 3.0 to 9.5.

The table below highlights the share of the loans outstanding with the ten main counterparties:

										In million euros
		2015						2014
		AAA/AA	A/BBB	BIG	Total	%		AAA/AA	A/BBB	BIG	Total	%
1.	Turkey		1,193		1,193	9%	Turkey		1,074		1,074	9%
2.	Hungary			916	916	7%	Hungary			984	984	8%
3.	Romania		825		825	6%	Romania		862		862	7%
4.	Spain		623		623	5%	Spain		642		642	5%
5.	Cyprus			577	577	4%	Cyprus			619	619	5%
6.	Crédit Agricole		538		538	4%	Région Wallonne		495		495	4%
7.	Région Wallonne		519		519	4%	Crédit Agricole		493		493	4%
8.	Poland		474		474	4%	Poland		463		463	4%
9.	Région de Flandres	322			322	2%	PKO Bank		313		313	2%
10.	PKO Bank		321		321	2%	CaixaBank		306		306	2%

	Sub-total	322	4,492	1,493	6,307	48%	Sub-total		4,648	1,603	6,251	50%

	Others	1,584	4,127	1,053	6,764	52%	Others	1,929	3,288	1,098	6,317	50%

	Total	1,906	8,619	2,546	13,072	100%	Total	1,929	7,936	2,701	12,568	100%

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Loans reported after credit risk mitigation on nominal value and excluding accrued interest

FINANCIAL STATEMENTS 2015

The following table displays the breakdown of loans outstanding by remaining time to maturity:

		In million euros
Maturity	2015	%	2014	%
Up to 1 year	1,274	10%	1,241	10%
1 year to 5 years	6,530	50%	5,810	46%
More than 5 years	5,268	40%	5,516	44%

Total	13,072	100%	12,567	100%

•	Loans reported on nominal value and excluding accrued interest

•	Financing commitments

Financing commitments are approved projects still awaiting financing and for which a framework loan agreement has been signed. Financing commitments reached € 3.1 billion at 31 December 2015 (31 December 2014, € 2.9 billion). At 31 December 2015, 72.2% of the financing commitments were rated investment grade (31 December 2014, 70.4%).

The table below displays the breakdown of financing commitments by counterparties within CEB’s member states and by credit rating:

						In million euros
	2015				2014
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
France	98	406		504	50	314		364
Slovak Republic		452		452		193		193
Turkey		433		433		290		290
Belgium		233		233	50			50
Romania		190	25	215		224	25	249
“the former Yugoslav Republic of Macedonia”			173	173			90	90
Cyprus			142	142			142	142
Poland		134		134		138		138
Portugal			115	115			170	170
Serbia			95	95			112	112
Croatia			82	82			134	134
Austria[1]		75		75		148		148
Lithuania		70		70
Bosnia and Herzegovina			67	67			74	74
Hungary			63	63			38	38
Germany	45	10		55	179	6		185
Moldova (Republic of)			46	46			49	49
Albania			44	44			4	4
Spain		40		40		190		190
Czech Republic		35		35		85		85
Finland		30		30	60	50		110
Montenegro			16	16			10	10
Supranational	1			1
Slovenia						20		20
Ireland						21		21
Italy						3		3

Total	144	2,107	868	3,119	339	1,681	848	2,868

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Financing commitments reported taking into account future credit risk mitigation

[1]	Non CEB’s member state: projects to be undertaken in a CEB member state but to be guaranteed by Austrian counterparties

FINANCIAL STATEMENTS 2015

Finance Directorate Activity

•	Deposits

The CEB places deposits in short term money market and “nostro” accounts. Eligible counterparties must have a minimum short term credit rating of P-1/A-1/F-1 (or equivalent long term rating).

The following table presents the breakdown by deposit type and credit rating:

					In million euros
	2015				2014
	AAA	AA	A	Total	AAA	AA	A	Total
Nostro	544	132	23	699	260	144	22	426
Money Market	500	525	1,047	2,072	350	260	1,467	2,077

Total	1,044	657	1,070	2,771	610	404	1,489	2,503

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Deposits reported on nominal value and excluding accrued interest

The following table presents the breakdown of money market by maturity and credit rating.

					In million euros
	2015				2014
	AAA	AA	A	Total	AAA	AA	A	Total
Up to 1 month	350	200	492	1,042	150	260	967	1,377
Up to 2 months	150	225	355	730	200		500	700
Up to 3 months		100	200	300

Total	500	525	1,047	2,072	350	260	1,467	2,077

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Deposits reported on nominal value and excluding accrued interest

•	Securities portfolios

The Bank manages two securities portfolios: financial assets Held to Maturity (euro-denominated plain vanilla fixed rate bonds with maturities up to 30 years) and Available-for-Sale financial assets (securities with maturities of up to 15 years).

					In million euros
	2015				2014
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Financial assets held to maturity	2,113	210	200	2,523	2,242	210	200	2,652
Financial assets available for sale	1,737	1,665		3,402	2,185	2,433		4,617

Total	3,850	1,875	200	5,925	4,427	2,643	200	7,269

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Securities reported on nominal value and excluding accrued interest

FINANCIAL STATEMENTS 2015

The following table displays the breakdown of the securities portfolios by country and credit rating:

					In million euros
	2015				2014
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Financial assets held to maturity
France	1,173			1,173	1,327			1,327
Supranationals	378			378	378			378
Germany	202			202	175			175
Portugal			200	200			200	200
Netherlands	182			182	182			182
Italy		160		160		160		160
Finland	76			76	76			76
Austria	53			53	53			53
Luxembourg	42			42	42			42
Spain		40		40		40		40
Ireland		10		10		10		10
Sweden	8			8
Belgium					10			10

Sub-total	2,113	210	200	2,523	2,242	210	200	2,652

Financial assets available for sale
France	390	855		1,245	446	693		1,139
United States of America		535		535		835		835
Netherlands	477			477	532			532
Supranational	377			377	310			310
Switzerland		229		229		400		400
Germany	102			102	764	240		1,004
United Kingdom	100			100		200		200
Norway	69			69	73			73
Canada	65			65	15			15
Australia	62			62
Belgium	60			60	10			10
Spain		46		46		65		65
Austria	35			35	36			36

Sub-total	1,737	1,665		3,402	2,185	2,433		4,617

Total	3,850	1,875	200	5,925	4,427	2,643	200	7,269

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

•	Securities reported on nominal value and excluding accrued interest

•	Derivatives

The CEB uses Interest Rate Swaps (IRS) and Currency Interest Rate Swaps (CIRS) to hedge market risk on its lending, investment and funding transactions.

Derivatives transactions require prior credit clearance of the issuer counterparty by the Finance & Risk Committee and the signing of ISDA Master Agreement. In addition, for transactions with a maturity of over five years, the counterparty must have a minimum AA rating or have signed a CSA (Credit Support Annex) collateral agreement with the CEB. All swap transactions are valued at their net present value and positions per counterparty are monitored daily so that additional collateral can be called according to CSA margin call options ranging from daily to three times per month. The CEB has signed CSA collateral agreement with all of its derivative counterparties involved, as in 2014.

At 31 December 2015, the derivatives’ credit risk exposure included swaps add-on for € 578 million (2014, € 569 million) and non-covered NPV (Net Present Value) after credit enhancement of € 51 million (2014, € 64 million). The Bank received as collateral € 1.9 billion thereof 88% cash and 12% sovereign securities (French government bonds).

The breakdown of the nominal value of swaps by instrument and by maturity is shown in the table below:

									In million euros
	2015					2014
	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	Total	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	Total
Total (a)	3,334	13,694	6,139	2,376	25,542	5,334	12,072	5,598	2,537	25,540

Currency-rate swaps	2,650	9,424	707	454	13,235	4,783	9,219	1,188	553	15,743
Interest-rate swaps	684	4,269	5,432	1,922	12,306	550	2,853	4,410	1,983	9,797

Thereof: collateralised (b)	3,334	13,694	6,139	2,376	25,542	5,334	12,072	5,598	2,537	25,540

(b)/(a)	100%	100%	100%	100%		100%	100%	100%	100%

FINANCIAL STATEMENTS 2015

•	Concentration - Large Exposure

Concentration risk arises from too high a proportion of the portfolio being allocated to a specific country or obligor or to a particular type of instrument or individual transaction. Large exposure is the overall exposure (loans, securities, deposits, derivatives and financing commitments) to a counterparty or a group of connected counterparties, exceeding 10% of prudential equity (paid-in capital, reserves and net profit). Prudential equity at 31 December 2015 amounts to € 2.8 billion.

In line with Basel Committee recommendations and European Union directives, the CEB ensures that no exposure to a counterparty or a group of connected counterparties exceeds the limit of 25% of prudential equity, and that the cumulative total of large exposures does not exceed 800% of prudential equity. Sovereign exposure is excluded from Large Exposure calculation and presented bellow only for information purposes.

At 31 December 2015, there were 16 counterparties or groups of counterparties with an exposure above 10% of prudential equity or € 277 million and therefore were considered as Large Exposure. However, no counterparty or a group of connected counterparties exceeded the limit of 25% of the CEB’s prudential equity (same as in 2014). The total outstanding on these counterparties stood at € 6.9 billion, i.e. 250% of the CEB’s prudential equity; well below the 800% limit.

When weighting the exposure by risk only 2 counterparties or groups of counterparties exceed the limit of 10% of the prudential equity for a total amount of € 639 million.

•	CEB’s exposure to sovereigns[1]

The following table displays the breakdown of the exposure to sovereign counterparties by type of exposure (loans, securities).

						In million euros
	2015				2015
	Loans	Securities	Total		Loans	Securities	Total
EU countries (a)	8,028	3,444	11,472	Non EU countries (b)	1,521		1,521
France	366	2,418	2,784	Turkey	1,193		1,193
Spain	1,087	86	1,173	Albania	103		103
Belgium	943	60	1,003	Serbia	73		73
Germany	602	304	906	“the former Yugoslav Republic of Macedonia”	64		64
Cyprus	577		577	Bosnia and Herzegovina	38		38
Portugal	213	200	413	Moldova (Republic of)	25		25
Finland	210	76	285	Montenegro	13		13
Italy	68	160	228	Iceland	12		12

Lithuania	162		162	Supranational Institutions (c)		754	754

Ireland	125	10	135
Slovak Republic	130		130
Austria[2]	38	88	127
Luxembourg		42	42
Slovenia	37		37
Malta	28		28
Latvia	27		27
Estonia	20		20

Sub-total eurozone	4,633	3,444	8,077

Poland	1,070		1,070
Hungary	916		916
Romania	825		825
Croatia	287		287
Denmark	173		173
Sweden	56		56
Czech Republic	36		36
Bulgaria	32		32

Sub-total others	3,396		3,396

Total (a)+(b)+(c)					9,549	4,199	13,748

•	Loans reported on nominal value and excluding accrued interest

•	Securities reported on nominal value and excluding accrued interest

[1]	Sovereigns include: States, Public administrations, State financial institutions, Special financial institutions
[2]	Non CEB’s member state: guarantee and collaterals received on loan

FINANCIAL STATEMENTS 2015

2. Market risk: FX, interest rate and liquidity risks

2.1. Managing balance sheet exposures

Management of the balance sheet is carried out by the ALM department under the authority of the Chief Financial Officer. It is based notably on an analysis of indicators for managing the risks incurred by all the CEB’s activities. These risks are:

•	FX risk, stemming from unfavourable variations in FX rates,

•	interest rate risk, stemming from asymmetry over time between rate types for uses (loans, securities and deposits) and resources (borrowings) and their reset frequencies,

•	liquidity risk, defined as the risk of being unable to meet one’s commitments or of being unable to unwind a position on account of unfavourable market conditions.

The ALM department issues regular reports on the currency, interest rate and liquidity risks incurred by the CEB. Within the framework of normal and stressed market conditions, it evaluates in particular:

•	the CEB’s exposure to interest / currency rate variations,

•	the level of sensitivity of the Net Present Value (NPV),

•	the level of sensitivity of the Net Interest Margin.

lt also produces analyses of the projected liquidity position, before and after stress.

2.2. Management principles

Within the ambit of its operations (loans, securities, borrowings, treasury operations), the CEB is exposed to FX, interest rate and liquidity risks.

a)	Managing FX and interest rate risks

The key principle adopted is the almost systematic hedging of positions in order to maintain interest rate risks and currency risks as low as possible. The CEB manages its overall balance sheet at variable rates (except for its Held-To-Maturity asset portfolio), either directly or through hedging swaps.

It therefore resorts to derivatives, mainly currency exchange and interest rate contracts. It uses these instruments within the ambit of micro-hedging or macro-hedging operations:

•	Micro-hedging operations: derivatives used to hedge market risk deriving from a specific element of the asset (loan, security) or the liability (borrowing),

•	Macro-hedging operations: derivatives used to cover global market risks measured through an evaluation of the balance sheet.

At 31 December 2015, as at 31 December 2014, currency exchange and interest rate contracts were used exclusively as micro-hedging.

b)	Managing liquidity risk

The CEB’s principal objective is to meet its commitments fully and punctually. The liquidity risk is prudently managed because, unlike commercial banks, the CEB has no deposits, neither does it have access to refinancing by the Central Bank.

The liquidity risk is assessed by generating static and dynamic liquidity gaps and by calculating the projected liquidity ratio according to different stress scenarios: various levels of counterparty default according to their rating for loans and/or securities, discounts on securities for resale, partial or total default on loans and securities by all counterparties from a given country, absence of opportunities for refinancing.

The CEB’s refinancing and investment policies, which are adjusted according to liquidity risk assessments, enable the Bank to meet its commitments and to respect the limits of its steering ratios, even in the case of a very unfavourable scenario.

2.3. Assessing FX, interest rate and liquidity risks

a)	Measuring FX risk

The CEB hedges exposure to an FX risk, the residual risk stemming from cumulated results in currencies other than the euro. The risk is systematically hedged on a monthly basis. At the end of each month, the Bank produces an accounting statement of its results per currency and converts them into euros; any position with a countervalue in excess of € 1 million is reduced through spot currency purchase or sale.

FINANCIAL STATEMENTS 2015

	In thousand euros
Breakdown by currency	Assets	Liabilities	Derivative instruments	Net position 2015	Assets	Liabilities	Derivative instruments	Net position 2014
Japanese Yen	12,524	38,545	26,808	787	30,321	52,162	22,558	717
US Dollar	363,430	9,395,833	9,033,099	696	400,723	10,293,133	9,892,645	235
Swiss franc	102,892	371,771	269,147	268	108,809	335,120	226,326	15
Canadian Dollar	168,948	17,002	(151,811)	135	181,248	17,207	(163,895)	146
Other currencies	941,930	2,232,864	1,291,141	207	954,343	3,891,212	2,937,101	232

Total	1,589,724	12,056,015	10,468,384	2,093	1,675,444	14,588,834	12,914,735	1,345

The table above shows that, after taking hedging instruments into account, residual FX exposure is not significant.

b)	Measuring interest rate risk

Because of the principle of micro-hedging adopted on its positions, the CEB’s exposure to interest rate risk is small.

The ALM department assesses the interest rate risk in terms of volume (rate gap), margin (sensitivity of the Net Interest Margin), and value (sensitivity of the Net Present Value).

The CEB’s exposure to adverse interest rate movements is mainly confined to the own funds compartment: In effect, securities in the Held-To-Maturity portfolio are considered to be matched by the available own funds to which are added amounts allocated to the Social Dividend Account (SDA) and amounts equivalent to the pension commitments. Investments in this portfolio are made in long-term securities, at fixed rate and exclusively in euros.

•	Appraising interest rate risk hedging

The table below shows the CEB’s overall balance-sheet operations. It provides a static view of interest rate risk and its hedging, as at the end-date of the accounting period, through a breakdown of assets and liabilities by interest rate type (fixed rate and variable rate). It outlines the effect of interest rate risk hedging.

	In thousand euros
31 December 2015	Before hedging			Hedging instruments			After hedging
Interest rate type	Outstanding	Accrued interest	Total	Outstanding	Accrued interest	Total	Outstanding	Accrued interest	Total
Assets
Fixed rate	14,680,722	100,948	14,781,670	(5,892,093)	154,775	(5,737,318)	8,788,629	255,723	9,044,352
Scheduled outstanding	11,058,362	100,948	11,159,310	(5,892,093)	154,775	(5,737,318)	5,166,269	255,723	5,421,992
Non scheduled outstanding	3,622,360		3,622,360				3,622,360		3,622,360

Variable rate	10,232,357	5,903	10,238,260	5,828,141	5,672	5,833,813	16,060,498	11,575	16,072,073

Total assets	24,913,079	106,851	25,019,930	(63,952)	160,447	96,495	24,849,127	267,298	25,116,425

Liabilities
Fixed rate	(24,606,499)	(154,774)	(24,761,273)	18,597,474	(52,678)	18,544,796	(6,009,025)	(207,452)	(6,216,477)
Scheduled outstanding	(18,598,802)	(154,774)	(18,753,576)	18,597,474	(52,678)	18,544,796	(1,328)	(207,452)	(208,780)
Non scheduled outstanding	(6,007,697)		(6,007,697)				(6,007,697)		(6,007,697)

Variable rate	(1,956,198)	113	(1,956,085)	(16,938,912)	(4,951)	(16,943,863)	(18,895,110)	(4,838)	(18,899,948)
Scheduled outstanding	(143,732)	(43)	(143,775)	(16,938,912)	(4,951)	(16,943,863)	(17,082,644)	(4,994)	(17,087,638)
Non scheduled outstanding	(1,812,466)	156	(1,812,310)				(1,812,466)	156	(1,812,310)

Total liabilities	(26,562,697)	(154,661)	(26,717,358)	1,658,562	(57,629)	1,600,933	(24,904,135)	(212,290)	(25,116,425)

The outstanding fixed-rate assets before hedging amount to € 14 681 million, hedging instruments allow the exposure to drop to € 8 789 million.

This exposure of € 8 789 million after hedging consists of:

•	scheduled outstandings (€ 5 167 million), mainly short-term deposits (€ 2 072 million), insensitive to variations in market rates and considered as fixed rate, the fixed rate Held-To-Maturity securities portfolio (€ 2 677 million) and marginally unhedged fixed rate loans (€ 226 million).

•	non scheduled outstandings (€ 3 622 million), in particular swap valuations that, by nature, cannot be covered.

FINANCIAL STATEMENTS 2015

Reciprocally, the fixed-rate liability exposure of € 24 606 million before hedging is reduced to € 6 009 million after hedging.

This exposure of € 6 009 million after hedging consists mainly of:

•	non scheduled outstanding (€ 6 007 million), composed mainly of available equity, Social Dividend Account and provision for pension commitments (€ 2 956 million) to which the Held-To-Maturity securities are matched, swap valuations (€ 2 253 million) and borrowing valuations (€ 648 million) that, by nature, cannot be covered.

The difference between fixed rate assets and liabilities after hedging amounts to € 2 828 million, mainly made up of short-term deposits that are represented at fixed rate. Their low duration slightly exposes them to interest rate risk. Consequently, the residual interest rate risk is low and interest rate risk hedging on the CEB’s overall balance sheet is effective.

•	Measuring the sensitivity of the Net Interest Margin to interest rate risk

The ALM department studies the level of Net Interest Margin for the coming year based on several interest rate scenario assumptions (+10 bps and +100 bps).

The sensitivity of the Net Interest Margin measures the variation in the net interest margins over one year following the reporting date in the case of a uniform increase of 10 bps and 100 bps applied to all interest rate curves.

Calculation method

The Net Interest Margin sensitivity is calculated dynamically, on the basis of the following hypotheses:

•	volume of new activity for 2016 on the main balance sheet items,

•	characteristics of the new activity (in fine or linear amortising rule, maturity, projected spread, etc.). In particular, future rates on contracts stem from forward rates calculated at the reporting date increased by assumptions on interest rate spreads for each balance sheet item.

A dedicated tool enables us to:

•	create simulated contracts on the basis of new activity assumptions,

•	generate cash-flows on all contracts (stock of operations and new activity),

•	determine the volume of cash-flows to invest or borrow in order to adjust the balance sheet on a monthly basis in the coming year.

In fine, the Net Interest Margin at the end of 2016 and its sensitivity to interest rate shocks are determined on the basis of a balanced forecast balance sheet.

Sensitivity of the Net Interest Margin

	In thousand euros
	Parallel translation + 10 bps	Parallel translation + 100 bps
Sensitivity of the forecast 2016 Net Interest Margin as at 31/12/2015	(443)	(2,358)

Analysis of the result

Based on the balance sheet at 31 December 2015 and the new business assumptions, the Net Interest Margin would decrease by € 0.4 million if interest rates increased by 10 bps. It would fall by € 2.4 million if interest rates increased by 100 bps.

It will be recalled that sensitivity of the Net Interest Margin to changes in interest rates applies mainly to floating rate operations (loans/borrowings and treasury operations). In effect, for fixed rate operations, only future transactions are sensitive to changes in interest rates whereas stock operations are not sensitive to such changes.

Given the low balance sheet exposure to interest rate changes, the sensitivity of the Net Interest Margin is low.

FINANCIAL STATEMENTS 2015

c)	Measuring liquidity risk

The level of the Bank’s liquidity must comply with a prudential liquidity ratio and a short-term liquidity ratio (see prudential ratios).

Liquidity is monitored by means of a whole range of indicators that provide an overall view of the risk incurred. These indicators include quarterly stress tests, for example:

a)	counterparty default scenarios, based on counterparty credit ratings or a defined country risk,

b)	scenarios including discount on securities held by the CEB for resale,

c)	scenarios based on a lack of opportunities for refinancing,

d)	combination of scenarios.

Consequently, the CEB’s liquidity needs are evaluated according to several scenarios. These liquidity needs correspond to the projected liquidity in each given scenario. They are compared to the Bank’s “liquidity-cushion” corresponding to its liquid assets.

a)	Counterparty default scenarios

The liquidity requirement is projected taking into account borrower default. In accordance with the logic applied from Basel II/Basel III and its differentiated approach to risk, borrower default is calculated on the basis of outstanding loans, weighted by the default probability rates published by the rating agencies for a given maturity and rating class. An internal rating is assigned to counterparties not rated by the rating agencies.

The CEB also evaluates the financial impact of catastrophic scenarios in which the probability of default applied to Below Investment Grade borrowers is 100% without any possibility of recovery.

Finally, selective “country” scenarios evaluate the increased need for liquidity resulting from a partial or total default of counterparties coming from the same country.

b)	Scenarios including discount on securities held by the CEB for resale

The CEB’s “liquidity cushion” is reduced by applying a discount on Available-For-Sale and Held-To-Maturity securities.

c)	Scenarios based on a lack of opportunities for refinancing

The CEB’s liquidity needs are assessed by taking into account transactions from the stock and operations from the new activity (including lending activity) without refinancing.

d)	Combinations of scenarios

The scenarios combine, for example, a reduction in the liquidity buffer resulting from the discounts applied on securities with an increase in liquidity needs due to counterparty defaults.

In summary, the stress scenarios described above are used to assess the period during which the CEB, subjected to various adverse events, can meet its obligations while respecting the minimum imposed by its liquidity ratio.

By estimating survival horizons and variations in indicators under different stress scenarios, the CEB can manage its liquidity by adjusting its policy for short-term and long-term refinancing.

FINANCIAL STATEMENTS 2015

d)	Balance sheet position by maturity

The balance sheet structure by maturity at 31 December 2015 and 31 December 2014 is shown below:

	In thousand euros
	Current outstanding			Non-current outstanding
31 December 2015	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Total
Assets
Cash in hand, balances with central banks	476,467					476,467
Available-for-sale financial assets	378,084	833,974	799,847	1,051,829	567,831	3,631,565
Loans and advances to credit institutions and to customers
Loans	36,834	91,869	1,318,865	6,985,792	5,638,276	14,071,635
Advances	1,263,964	1,029,530				2,293,494
Financial assets held to maturity	3,700	17,822	285,363	916,287	2,144,949	3,368,121

Sub-total of assets	2,159,049	1,973,194	2,404,075	8,953,908	8,351,056	23,841,283
Liabilities
Amounts owed to credit institutions and to customers	129,812	32	6,699	53,511	40,044	230,098
Debt securities in issue		1,435,731	1,553,798	12,615,549	4,540,164	20,145,242
Deposits of guarantees received	1,682,498					1,682,498
Social Dividend Account	60,610					60,610

Sub-total of liabilities	1,872,921	1,435,763	1,560,496	12,669,059	4,580,208	22,118,448
Off-balance sheet
Financing commitments (*)	(217,750)	(163,550)	(1,118,700)	(1,147,414)	(472,041)	(3,119,455)
Term financial instruments
To be received	98,645	1,467,025	1,736,938	10,559,300	1,210,146	15,072,054
To be paid	(117,435)	(1,150,917)	(1,317,695)	(8,999,568)	(1,254,761)	(12,840,376)

Sub-total of off-balance sheet	(236,540)	152,558	(699,457)	412,318	(516,656)	(887,777)

Total by maturity 2015	49,588	689,990	144,121	(3,302,833)	3,254,191	835,057

	In thousand euros
	Current outstanding			Non-current outstanding
31 December 2014	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Total
Assets
Cash in hand, balances with central banks	203,897					203,897
Available-for-sale financial assets	384,711	625,731	1,848,256	1,402,775	630,529	4,892,001
Loans and advances to credit institutions and to customers
Loans	37,702	213,466	1,175,352	6,344,845	5,954,665	13,726,030
Advances	1,599,181	700,074				2,299,255
Financial assets held to maturity	9,985	100,722	183,055	972,585	2,332,878	3,599,225

Sub-total of assets	2,235,476	1,639,993	3,206,662	8,720,205	8,918,071	24,720,407
Liabilities
Amounts owed to credit institutions and to customers	157,714	126	128	47,503	53,637	259,109
Debt securities in issue	829,833	1,060,556	3,323,785	11,554,998	4,343,847	21,113,018
Deposits of guarantees received	1,122,720					1,122,720
Social Dividend Account	70,296					70,296

Sub-total of liabilities	2,180,562	1,060,682	3,323,912	11,602,502	4,397,484	22,565,142
Off-balance sheet
Financing commitments (*)	(169,000)	(180,000)	(950,000)	(1,107,271)	(461,879)	(2,868,150)
Term financial instruments
To be received	847,758	1,181,878	3,481,528	10,459,759	1,881,539	17,852,461
To be paid	(708,013)	(1,019,548)	(3,023,677)	(9,411,402)	(1,904,617)	(16,067,257)

Sub-total of off-balance sheet	(29,255)	(17,670)	(492,149)	(58,914)	(484,957)	(1,082,945)

Total by maturity 2014	25,659	561,641	(609,400)	(2,941,210)	4,035,630	1,072,320

Each term financial instrument contract is simultaneously presented in the line “To be received” and in the line “To be paid” in the case of foreign exchange or currency swaps.

(*)	In 2015, the sign of the “Financing commitments” item was reversed in order to reflect the sense of liquidity.

FINANCIAL STATEMENTS 2015

3. Operational risk

The CEB implemented an Operational Risk Management Policy to codify its approach to identifying, measuring, controlling, and reporting operational risks. This document lays down sound practices to ensure that operational risk is managed in an effective and consistent manner across the CEB.

The operational risk is defined as the risk of potential loss resulting from inadequate or failed internal processes, people and systems or from external events and includes the legal risk. Moreover, the CEB takes into account reputational risks linked to its activities.

By deliberately choosing to apply Basel Committee recommendations and best practices, the Bank is committed to constantly assessing its operational risk and to implementing the appropriate mitigating measures.

The operational risk framework of the CEB is reviewed and approved at the meetings of the Committee for Operational Risks and Organisation (CORO). Chaired by the Governor and composed of the Senior Management and the Directors of the Directorates, the CORO sets acceptable levels for the operational risks run by the CEB and ensures that Directors take the necessary steps to monitor and control these risks within their respective Directorates.

In close cooperation with the various business lines, the Operational Risk Department is in charge coordinating the day-to-day management of operational risks. The whole framework is centrally and electronically managed: the risks and their evaluation following a predefined methodology, risk mitigation measures and action plans. The collection of operational risk incidents, including “near misses”, is also integrated in this tool in order to ensure the efficiency of the control framework and to complete the risk mapping and assessment.

The Operational Risk Department is also responsible for the modelling of all procedures, in collaboration with the business lines, in order to design a procedure and control map. A dedicated intranet site was implemented to give access to all procedures to all staff.

To hedge against a disruption of its business activities, the CEB has a Business Continuity Plan (BCP) in place. This plan comprises a crisis management plan, an underlying technical framework as well as business line specific plans. Further to the 2013-2014 review of its contingency plan, in 2015 the Bank completely renewed the underlying technical architecture (data centres, emergency dealing room, user back-up positions, telecommuting solutions).

In the calculation of capital requirements, the CEB adopted the Basic Indicator Approach (proposed under Basel II). The Bank calculates this capital charge on the basis of the average net banking income over the previous three years. This charge is compared to prudential equity.

At 31 December 2015, the operational risk capital charge amounted to € 24.9 million, up from € 24.0 million at end 2014.

4. Prudential framework

The CEB has defined an internal prudential framework organised around three main pillars: capital adequacy, liquidity and leverage through six prudential indicators (ratios).

•	Capital adequacy ratio (CAR) measures, under the Standardised Approach, the Bank’s prudential equity versus total Risk-Weighted Assets (RWA). The Bank defines and monitors this ratio to ensure that it holds sufficient capital to absorb unexpected losses embedded in its operations arising from credit, market and operational risks. This ratio is calculated as follows:

Capital adequacy ratio =	Prudential equity
Risk weighted assets

•	Prudential equity: paid-in capital, reserves and net profit

•	Risk weighted assets: S [Exposure at Default x risk-weighted factor]

The Capital Adequacy Ratio stood at 26.3% at the end of 2015 (2014: 25.5%), thus steadily improving owing to lower Risk-Weighted Assets and steady increase in equity.

The actual floor for this ratio is set at 10.5% of CEB’s risk weighted assets. Credit risk stands for the bulk of capital requirements at 96.6%, split among credit risk in the loan portfolio, i.e. 72.3%, and credit risk on finance operations, i.e. 24.3%.

FINANCIAL STATEMENTS 2015

•	Gearing ratio (GR) is the ratio of Loans outstanding after swap and guarantees to own funds and establishes a volume ceiling (instead of a risk ceiling) to the Bank’s loan activity. This ratio is primarily intended to provide a benchmark to other MDB’s volume of loans.

Gearing ratio =	Outstanding loans after swaps and guarantees
Own funds

•	Own funds: subscribed capital, reserves and net profit

For a ceiling of two and a half times own funds, the Bank could lend up to € 19.1 billion. The ratio stood at 1.71 at the end of 2015 and has slightly increased in the last year owing to the increase in the loan portfolio and in spite of the steady increase of equity.

•	Liquidity ratio (LR) measures the Bank’s capacity to meet its net liquidity requirements. These requirements take into account the total stock of projects awaiting financing and net cash flow for the next three-year period. The Bank’s liquid assets are Deposits and Available-for-Sale financial assets with a residual maturity of less than 18 months.

The Bank’s liquid assets must not fall below 50% of the net liquidity requirements for the next three years. The liquidity ratio, stood at 79.7 % at the end of 2015, versus 164.3% at the end of 2014 owing to lower but still ample liquid assets volume and higher net liquidity requirements over the next three years.

•	Short-term liquidity ratio (STLR) measures the Bank’s capacity to handle its net liquidity requirements over an extended market disruption or economic downturn at different periods of time. The analysis of potential “liquidity gap” between sources (liquid assets) and uses (liquidity requirements) of cash is done on a forward-looking basis over different periods: one, three, six and twelve months and thereafter stressed for adverse market and economic conditions by applying risk haircuts depending on the asset class, the rating and the maturity. The minimum level of liquid assets is set at 100% of net liquidity requirements for each timeframe.

At 31 December 2015, the short-term liquidity ratio stood at: 561% for a 1-month period (2014: 456%), 223% for a 3-month period (2014: 246%), 204% for a 6-month period (2014: 176%) and 138% for the 1-year period (2014: 122%).

•	Indebtedness ratio (IR) compares total debt outstanding after swap to prudential equity (Ep). Total debt outstanding includes debt evidenced by a security, ECPs, bank advances and term deposit accounts, collaterals excluded. The limit is fixed at twelve times Ep, i.e. € 33.2 billion. The ratio stands at 6.17 at the end of 2015 (2014: 6.95) and continues a steady downward trend with a stable balance sheet and gradually increasing equity.

•	Treasury asset ratio (TAR) compares total financial assets after swap to prudential equity (Ep). Total financial assets comprise the outstanding amounts in both securities portfolios (held-to-maturity and available-for-sale) and treasury transactions in issue (bank deposits, repos, “nostro” accounts), collaterals excluded. The limit is fixed at 6 times the CEB’s prudential equity, i.e. € 16.6 billion. The ratio stood at 2.61 at 31 December 2015, down from 3.35 at 31 December 2014, due to the decrease in financial assets volume while the prudential equity continued to increase.

FINANCIAL STATEMENTS 2015

NOTE C - Financial instruments at fair value through profit or loss and hedging derivative instruments

All the Bank’s micro-hedging financial derivative instruments for which the hedging relationship is not admitted by IAS 39 are recorded under the balance sheet headings “Financial assets at fair value through profit or loss” or “Financial liabilities at fair value through profit or loss”.

All the Bank’s micro-hedging operations recognised under IAS 39 are fair value hedges and are recorded in the balance sheet under the heading “Hedging derivative instruments”. These operations hedge the fair value of the fixed rate financial assets and liabilities (loans, available-for-sale assets, debt securities in issue).

Term financial instruments comprise interest rate, currency and forward exchange swaps. They are valued with a method referring to valuation technics using observable parameters.

Following the application of IFRS 13 “Fair value measurement” the CEB adjusted its valuation methods related to:

•	credit risk of the counterparty within the fair value of derivative financial assets (Credit Valuation Adjustment – CVA);

•	its own credit risk within the valuation of derivative financial liabilities (Debit Valuation Adjustment – DVA);

•	its own credit risk within the valuation of debt securities in issue (Own Credit Adjustment – OCA).

At 31 December 2015, the CEB recorded a fair value adjustment of derivative instruments in the amount of € 898 thousand under assets for the DVA (31 December 2014: € 1 075 thousand) and of € 1 478 thousand under liabilities for the CVA (31 December 2014: € 1 343 thousand). These adjustments are recorded by counterparty of income statement. None of the debt securities in issue being accounted for at market value, the OCA amount equals to zero.

The following table represents the fair value of these financial instruments.

	In thousand euros
31 December 2015	Positive market value	Negative market value
Financial instruments at fair value through profit or loss
Interest rate derivative instruments	9,731	(46)
Foreign exchange derivative instruments	1,732,609	(121,712)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	898
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(1,478)

Total	1,743,238	(123,236)

Hedging derivative instruments
Interest rate derivative instruments	614,612	(476,616)
Foreign exchange derivative instruments	279,286	(69,447)

Total	893,898	(546,063)

	In thousand euros
31 December 2014	Positive market value	Negative market value
Financial instruments at fair value through profit or loss
Interest rate derivative instruments	9,994	(75)
Foreign exchange derivative instruments	1,264,502	(176,012)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	1,075
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(1,343)

Total	1,275,571	(177,430)

Hedging derivative instruments
Interest rate derivative instruments	666,858	(574,435)
Foreign exchange derivative instruments	437,031	(79,830)

Total	1,103,889	(654,265)

FINANCIAL STATEMENTS 2015

NOTE D - Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their accounting valuation rules and their fair values.

	In thousand euros
31 December 2015	At fair value through profit or loss	At fair value through equity	At amortised cost	Carrying value	Fair value
Assets
Cash in hand, balances with central banks			476,467	476,467	476,467
Financial assets at fair value through profit or loss	1,743,238			1,743,238	1,743,238
Hedging derivative instruments	893,898			893,898	893,898
Available-for-sale financial assets		3,571,468		3,571,468	3,571,468
Loans and advances to credit institutions and to customers			15,709,730	15,709,730	15,709,730
Financial assets held to maturity			2,669,603	2,669,603	3,100,385

Total financial assets	2,637,136	3,571,468	18,855,800	25,064,404	25,495,186

Liabilites
Financial liabilities at fair value through profit or loss	123,236			123,236	123,236
Hedging derivative instruments	546,063			546,063	546,063
Amounts owed to credit institutions and to customers			229,831	229,831	229,831
Debt securities in issue			19,530,246	19,530,246	19,506,849
Social Dividend Account			60,610	60,610	60,610

Total financial liabilities	669,299		19,820,687	20,489,986	20,466,589

	In thousand euros
31 December 2014	At fair value through profit or loss	At fair value through equity	At amortised cost	Carrying value	Fair value
Assets
Cash in hand, balances with central banks			203,897	203,897	203,897
Financial assets at fair value through profit or loss	1,275,571			1,275,571	1,275,571
Hedging derivative instruments	1,103,889			1,103,889	1,103,889
Available-for-sale financial assets		4,806,719		4,806,719	4,806,719
Loans and advances to credit institutions and to customers			15,290,800	15,290,800	15,290,800
Financial assets held to maturity			2,812,026	2,812,026	3,304,090

Total financial assets	2,379,460	4,806,719	18,306,723	25,492,902	25,984,966

Liabilites
Financial liabilities at fair value through profit or loss	177,430			177,430	177,430
Hedging derivative instruments	654,265			654,265	654,265
Amounts owed to credit institutions and to customers			257,789	257,789	257,789
Debt securities in issue			20,472,364	20,472,364	20,545,501
Social Dividend Account			70,296	70,296	70,296

Total financial liabilities	831,695		20,800,449	21,632,144	21,705,281

None of the securities classified under the available-for-sale financial assets or financial assets held to maturity categories has been pledged in 2015 and 2014.

FINANCIAL STATEMENTS 2015

NOTE E - Market value measurement of financial instruments

Following the application of IFRS 13 “Fair value measurement” the CEB adjusted its risk valuation methods by including counterparty risk (CVA) and its own credit risk (DVA and OCA), as mentioned in Note C.

The Bank’s financial assets and liabilities are grouped in a three-level hierarchy reflecting the reliability of their valuation basis.

Level 1: liquid assets and liabilities as well as financial instruments with quoted price in active markets.

Level 2: financial instruments measured using valuation techniques based on observable parameters.

Level 3: financial instruments measured using valuation techniques that include unobservable parameters. This level includes:

•	debt securities in issue containing embedded derivatives in level 3, for which there is no market price available. They were valued at par.

•	derivative instruments covering structured issues whose valuation requires complex models and is notably sensitive to unobservable market data.

•	loans whose conditions for disbursements are equivalent to those applied by other supranational financial institutions. Given its preferred creditor status, the Bank does not sell this type of receivables. Furthermore, changes in market rates have very little impact on the fair value of these operations as the majority of loans are at variable interest rate (including hedging transactions). The Bank therefore estimates that the fair value of these assets corresponds to their net carrying value.

Financial instruments, measured at their fair values, are presented in the table below:

	In thousand euros
31 December 2015	Level 1	Level 2	Level 3	Total
Assets
Cash in hand, balances with central banks	476,467			476,467
Financial assets at fair value through profit or loss		1,743,238		1,743,238
Hedging derivative instruments		893,898		893,898
Available-for-sale financial assets	2,616,723	954,745		3,571,468
Loans and advances to credit institutions and to customers			15,709,730	15,709,730
Financial assets held to maturity	3,092,782	7,603		3,100,385

Total financial assets	6,185,972	3,599,484	15,709,730	25,495,186

Liabilities
Financial liabilities at fair value through profit or loss		123,236		123,236
Hedging derivative instruments		546,063		546,063
Amounts owed to credit institutions and to customers	129,812	100,019		229,831
Debt securities in issue	18,872,412	634,437		19,506,849
Social Dividend Account	60,610			60,610

Total financial liabilities	19,062,834	1,403,755		20,466,589

	In thousand euros
31 December 2014	Level 1	Level 2	Level 3	Total
Assets
Cash in hand, balances with central banks	203,897			203,897
Financial assets at fair value through profit or loss		1,275,571		1,275,571
Hedging derivative instruments		1,103,061	828	1,103,889
Available-for-sale financial assets	4,140,581	666,138		4,806,719
Loans and advances to credit institutions and to customers			15,290,800	15,290,800
Financial assets held to maturity	3,304,090			3,304,090

Total financial assets	7,648,568	3,044,770	15,291,628	25,984,966

Liabilities
Financial liabilities at fair value through profit or loss		177,430		177,430
Hedging derivative instruments		654,265		654,265
Amounts owed to credit institutions and to customers	157,714	100,075		257,789
Debt securities in issue	19,678,992	849,136	17,373	20,545,501
Social Dividend Account	70,296			70,296

Total financial liabilities	19,907,002	1,780,906	17,373	21,705,281

FINANCIAL STATEMENTS 2015

NOTE F - Offsetting financial assets and financial liabilities

At 31 December 2015, no operation was subject to offsetting in the balance sheet of the CEB. The Bank has no offsetting agreements meeting the criteria of the amendment to IAS 32.

The following table presents net amounts of financial assets and liabilities, as well as their net amounts after taking into account transactions under framework agreements (cash deposits or securities received under collateral agreements on swaps and loans), as required by the amendment to IFRS 7.

				In thousand euros
31 December 2015	Net amounts of financial assets and liabilities	Cash received as collateral	Securities received as collateral	Net amounts
Assets
Loans	13,415,871		(735,484)	12,680,387
Derivative instruments	2,637,136	(1,682,654)	(237,010)	717,472
Other assets not subject to offsetting	9,063,418			9,063,418

Total assets	25,116,425	(1,682,654)	(972,494)	22,461,277

Liabilities
Derivative instruments	669,299			669,299
Deposits of guarantees received	1,682,498	(1,682,654)		(156)
Other liabilities not subject to offsetting	20,053,132			20,053,132

Total liabilities	22,404,929	(1,682,654)		20,722,275

				In thousand euros
31 December 2014	Net amounts of financial assets and liabilities	Cash received as collateral	Securities received as collateral	Net amounts
Assets
Loans	12,991,603		(725,360)	12,266,243
Derivative instruments	2,379,460	(1,122,720)	(451,102)	805,638
Other assets not subject to offsetting	10,174,318			10,174,318

Total assets	25,545,381	(1,122,720)	(1,176,462)	23,246,199

Liabilities
Derivative instruments	831,695			831,695
Deposits of guarantees received	1,122,721	(1,122,720)		1
Other liabilities not subject to offsetting	21,045,491			21,045,491

Total liabilities	22,999,907	(1,122,720)		21,877,187

FINANCIAL STATEMENTS 2015

NOTE G - Loans and advances to credit institutions and to customers

This heading covers loans to credit institutions and to customers as well as deposits to credit institutions.

		In thousand euros
Breakdown of loans by category of borrower	31/12/2015	31/12/2014
Loans to credit institutions
Loans	7,701,898	7,339,202
Interest receivable	17,606	18,393
Unpaid receivables	1,479	1,278
Depreciation of loans to credit institutions (*)	(1,879)	(1,878)

Sub-total	7,719,104	7,356,995
Loans to customers
Loans	5,369,818	5,228,337
Interest receivable	20,847	21,927

Sub-total	5,390,665	5,250,264
Value adjustment of loans hedged by derivative instruments	306,102	384,344

Total loans	13,415,871	12,991,603

Other advances
Advances repayable on demand	222,502	221,955
Advances with agreed maturity dates or periods of notice	2,071,674	2,077,214

Sub-total	2,294,176	2,299,169
Interest receivable	(317)	28

Total other advances	2,293,859	2,299,197

(*)	Change in this balance concerns accrued interest of an impaired loan

At 31 December 2015, loans are guaranteed up to the amount of € 5.9 billion (31 December 2014: € 5.4 billion). These guarantees could be either in the form of securities or signed commitments.

FINANCIAL STATEMENTS 2015

Loans outstanding and financing commitments by country

The breakdown of outstanding loans and financing commitments by borrower country, whether subsidised or not by the Social Dividend Account, is included in the table below.

						In thousand euros
	Outstanding				Financing commitments
Breakdown by borrowers’ country location	31/12/2015%		31/12/2014%		31/12/2015	31/12/2014
Poland	1,893,940	14.49	1,715,502	13.65	199,266	317,095
Spain	1,635,056	12.51	1,532,463	12.19	40,000	190,000
Turkey	1,298,483	9.93	1,176,544	9.36	432,789	289,789
France	1,269,594	9.71	1,133,588	9.02	308,500	191,500
Hungary	916,760	7.01	985,969	7.85	62,500	38,180
Belgium	883,266	6.76	823,656	6.55	160,000	50,000
Romania	860,410	6.58	880,880	7.01	305,089	308,979
Germany (1)	601,700	4.60	640,522	5.10	45,000	179,000
Cyprus	577,328	4.42	618,903	4.92	142,049	142,049
Slovak Republic	315,517	2.41	183,075	1.46	507,000	192,500
Italy (2)	311,727	2.38	434,005	3.45		3,150
Finland	308,292	2.36	279,292	2.22	30,000	110,000
Croatia	287,436	2.20	280,741	2.23	82,464	144,076
Czech Republic	285,134	2.18	196,516	1.56	85,012	85,000
Portugal	213,250	1.63	222,745	1.77	115,000	170,000
Iceland	176,266	1.35	182,893	1.46
Denmark	173,333	1.33	186,667	1.49
Lithuania	164,488	1.26	141,700	1.13	70,000
Ireland	124,996	0.96	117,689	0.94		21,000
Bulgaria	106,850	0.82	88,631	0.71	17,500	30,000
Albania	103,492	0.79	106,789	0.85	44,480	4,142
Serbia	101,480	0.78	111,927	0.89	113,661	132,405
Slovenia	93,949	0.72	115,761	0.92	40,000	20,000
“the former Yugoslav Republic of Macedonia”	76,280	0.58	67,133	0.53	173,277	89,674
Bosnia and Herzegovina	67,643	0.52	53,929	0.43	67,850	86,600
Latvia	59,340	0.45	83,107	0.66
Sweden	56,200	0.43	107,935	0.86
Malta	27,750	0.21	37,850	0.30
Moldova (Republic of)	24,709	0.19	22,626	0.18	55,769	48,597
Georgia	21,979	0.17	6,177	0.05		14,414
Estonia	20,239	0.15	23,245	0.18
Montenegro	14,829	0.11	9,079	0.07	22,250	10,000

Total	13,071,716	100.00	12,567,539	100.00	3,119,455	2,868,150

(1)	of which € 120 million outstanding in favour of target countries as at 31 December 2015 (31 December 2014: € 172 million)
(2)	of which € 199 million outstanding in favour of target countries as at 31 December 2015 (31 December 2014: € 290 million)

FINANCIAL STATEMENTS 2015

Loans outstanding and financing commitments by sector of action

						In thousand euros
	Outstanding				Financing commitments
Breakdown by sector-based activities	31/12/2015%		31/12/2014%		31/12/2015	31/12/2014
Strengthening social integration
Aid to refugees, migrants and displaced populations	160,326		139,520		134,000	60,680
Social housing for low-income persons	2,197,057		2,284,876		146,347	237,464
Improvement of living conditions in urban and rural areas	1,779,434		1,729,087		409,595	334,366

Sub-total	4,136,817	31	4,153,483	33	689,942	632,510

Managing the environment
Natural or ecological disasters	713,069		758,203		358,622	178,621
Protection of the environment	2,012,139		1,934,432		523,423	497,805
Protection and rehabilitation of historic and cultural heritage	142,082		156,201		24,700	27,700

Sub-total	2,867,290	22	2,848,836	23	906,745	704,126

Supporting public infrastructure with a social vocation
Education and vocational training	1,468,212		1,445,188		510,242	419,198
Health	139,064		903,449		308,633	194,417
Infrastructure of administrative and judicial public services	961,420		106,859		113,500	115,304

Sub-total	2,568,696	20	2,455,496	19	932,375	728,919

Supporting micro, small and medium-sized entreprises
Supporting micro, small and medium-sized entreprises (MSMEs)	3,498,913		3,109,724		590,393	802,595

Sub-total	3,498,913	27	3,109,724	25	590,393	802,595

Total	13,071,716	100	12,567,539	100	3,119,455	2,868,150

Loans outstanding and financing commitments by country, with SDA interest rate subsidies or loan guarantee

Outstanding loans and financing commitments, with Social Dividend Account interest rate subsidies or loan guarantee, are detailed below by borrowers’ country location.

				In thousand euros
	Outstanding		Financing commitments
Breakdown by borrowers’ country location	31/12/2015	31/12/2014	31/12/2015	31/12/2014
Turkey	280,000	250,000	220,000
Romania	212,942	248,999	12,621	12,621
Poland	169,548	125,929	84,000	134,000
Albania	97,143	100,486	28,700	4,142
Hungary	69,780	99,920		680
Bosnia and Herzegovina	39,310	32,342	67,850	73,600
Moldova (Republic of)	24,709	22,626	6,769	9,597
Serbia	22,322	25,172
Croatia	21,256	36,368
“the former Yugoslav Republic of Macedonia”	9,147	7,747	16,203	17,603
Bulgaria	8,047	8,968
Lithuania	2,896	4,344
Slovak Republic		657

Total	957,100	963,558	436,143	252,243

The interest rate subsidies are presented in the Note K.

FINANCIAL STATEMENTS 2015

NOTE H - Tangible and intangible assets

				In thousand euros
	Land and buildings	Fixtures	Other	Intangible assets	Total
Gross book value
At 1 January 2015	36,344	20,280	6,344	7,003	69,971
Additions		718	651	1,827	3,196
Other movements		(21)	21

At 31 December 2015	36,344	20,977	7,016	8,830	73,167

Depreciation
At 1 January 2015		(14,974)	(4,864)	(3,964)	(23,802)
Charge for the year		(1,112)	(725)	(1,030)	(2,867)

At 31 December 2015		(16,086)	(5,589)	(4,994)	(26,669)

Net book value

At 31 December 2015	36,344	4,891	1,427	3,836	46,498

				In thousand euros
	Land and buildings	Fixtures	Other	Intangible assets	Total
Gross book value
At 1 January 2014	36,344	18,572	5,437	5,638	65,991
Additions		1,786	819	1,375	3,980
Other movements		(78)	88	(10)

At 31 December 2014	36,344	20,280	6,344	7,003	69,971

Depreciation
At 1 January 2014		(14,082)	(4,196)	(2,967)	(21,245)
Charge for the year		(892)	(668)	(997)	(2,557)

At 31 December 2014		(14,974)	(4,864)	(3,964)	(23,802)

Net book value

At 31 December 2014	36,344	5,306	1,480	3,039	46,169

NOTE I - Other assets and other liabilities

	In thousand euros
	31/12/2015	31/12/2014
Other assets
Prepaid expenses	2,458	2,252
Sundry debtors	2,312	2,464
Subscribed, called and unpaid capital and reserves to be received	717	1,433
Sundry assets	36	161

Total	5,523	6,310

Other liabilities
Deposits of guarantees received (*)	1,682,498	1,122,721
Sundry creditors	3,818	3,505
Sundry liabilities	2,079	2,210

Total	1,688,395	1,128,436

(*)	The Bank benefits from guarantees in the form of deposits or securities in relation to collateralisation contracts. As at 31 December 2015, the CEB received € 1.7 billion of guarantees in form of deposits (31 December 2014: € 1.1 billion) and € 972.5 million in form of securities (31 December 2014: € 1.2 billion).

FINANCIAL STATEMENTS 2015

NOTE J - Amounts owed to credit institutions and to customers and debt securities in issue

		In thousand euros
	31/12/2015	31/12/2014
Amounts owed to credit institutions and to customers
Interest-bearing accounts	129,812	157,714
Borrowings and term deposits	100,000	100,000
Interest payable	19	75

Total	229,831	257,789

Debt securities in issue
Bonds	18,641,206	19,374,270
Interest payable	241,448	274,876
Value adjustment of debt securities in issue hedged by derivative instruments	647,592	823,218

Total	19,530,246	20,472,364

Development of customers’ interest-bearing accounts

Within the framework of numerous bilateral and multilateral contribution agreements signed with donors, the CEB receives contributions in order to finance, through grants, activities in line with its objectives. The contributions received from donors are deposited on accounts opened in the CEB’s books.

In general, donors are member states of the CEB and the European Union. The exceptions being the Regional Housing Programme (RHP) Fund and the Human Rights Trust Fund, to which the United States and the United Kingdom, respectively, contribute.

The Bank fulfils a role of account manager. As such, it processes and records the movements affecting the accounts and controls the available balances. Within the framework of these activities, the CEB may receive management fees.

The CEB is not exposed to credit risk on these accounts since it does not commit itself to provide a grant to a beneficiary without having first received a contribution commitment from one or more donors.

As at 31 December 2015, the Bank managed 39 interest-bearing accounts (2014: 37) with a total balance of € 129.8 million (2014: € 157.7 million). The resources on these accounts amount to € 388.6 million (2014: € 349.1 million) while disbursements stand at € 258.7 million (2014: € 191.4 million).

The table below provides a summary of the movements and commitments on the accounts administered by the CEB distributed according to three categories:

•	Accounts funded by donor countries,

•	Accounts funded entirely, or in the case of WBIF, mainly by the European Union (except RHP),

•	Accounts linked to the Regional Housing Programme.

					In thousand euros
	Resources (1)	Disbursements (2)	Balance 31/12/2015	Commitments to be received (3)	Commitments to be paid(3)
Accounts funded by donor countries	35,876	(23,492)	12,384		(6,935)
Accounts funded by the European Union	217,768	(199,995)	17,773	3,409	(4,408)
Accounts linked to the Regional Housing Programme (RHP)	134,913	(35,258)	99,655	49,706	(106,315)

Total	388,557	(258,745)	129,812	53,115	(117,658)

					In thousand euros
	Resources (1)	Disbursements (2)	Balance 31/12/2014	Commitments to be received (3)	Commitments to be paid(3)
Accounts funded by donor countries	20,157	(14,906)	5,251		(4,714)
Accounts funded by the European Union	198,760	(161,361)	37,399	21,620	(41,945)
Accounts linked to the Regional Housing Programme (RHP)	130,148	(15,083)	115,065	49,504	(55,569)

Total	349,064	(191,350)	157,714	71,124	(102,228)

(1)	Consists of contributions received from donors and accrued interest
(2)	Consists of grants disbursed to projects, fees and funds returned to donors
(3)	The commitments to be received and to be paid refer to on-going projects only

FINANCIAL STATEMENTS 2015

The table below presents the detail of the interest-bearing accounts distributed according to the same three categories:

					In thousand euros
Programme/Instrument and focus of support	Donor(s)	Opening year	Resources	Disbursements	Balance 31/12/2015	Balance 31/12/2014
Accounts funded by donor countries (except RHP)
Special Account Sweden: State Prison in Bosnia and Herzegovina	Embassy of Sweden	2010	2,177	(87)	2,090	2,090
Norway Trust Account (NTA): social and economic reforms in the Western Balkans countries	Norway	2003	3,204	(3,100)	104	91
Human Rights Trust Fund (HRTF): consolidation of the Rule of Law and the European system of human rights protection in Europe	Finland, Germany, Netherlands, Norway, Switzerland, United Kingdom	2008	13,440	(11,988)	1,452	2,242
Spanish Social Cohesion Account: social cohesion in Europe	Spain	2009	2,044	(1,488)	556	827
Migrant and Refugee Fund	Cyprus, Germany, Holy See, Ireland, Lithuania, Luxembourg, Poland, San Marino, Slovak Republic, Sweden, EIB, CEB	2015	15,011	(6,829)	8,182

Sub-total Accounts funded by donor countries (except RHP)			35,876	(23,492)	12,384	5,251

Accounts funded by the European Union (except RHP)
Instrument for Pre-Accession Assistance (IPA) / Western Balkans Investment Framework (WBIF)
EU Contribution - F/P 1688 BA State Prison: State Prison in Bosnia and Herzegovina - 1st contribution	European Union	2009	4,089	(4,088)	1	1,385
EU Contribution - F/P 1688 BA State Prison: State Prison in Bosnia and Herzegovina - 2nd contribution	European Union	2015	3,296	(3,296)
IPF 2008 Municipal Window Special Account: investments projects in Albania, Bosnia and Herzegovina and Serbia within the framework of the Instrument for Pre-Accession Assistance (IPA)	European Union	2009	13,263	(13,180)	83	1,587
IPA 2009 Rural Roads Albania Special Account: rural roads in Albania	European Union	2010	9,176	(6,457)	2,719	3,382
IPA 2009 Water Supply Kamza Albania Special Account: water supply and sewerage systems in Albania	European Union	2010	5,014	(2,521)	2,493	1,710
WBIF: communal infrastructure in Albanian Alps area	European Union Other Donors	2014	1,000		1,000	1,000
WBIF: vulnerable persons living in collective accomodation in Bosnia and Herzegovina	European Union Other Donors	2014	1,200	(509)	691	1,152
WBIF: health infrastructure in Croatia	European Union Other Donors	2014	1,500	(1,500)		1,440
WBIF: Construction of Prison Facilities in Serbia	European Union Other Donors	2015	1,430	(57)	1,373
Energy Efficiency Finance Facility
Energy Efficiency Finance Facility 2006 Special Account: environmental protection and energy efficiency in Croatia, Bulgaria, Romania and Turkey	European Union	2007	23,799	(23,799)		1,242
Energy Efficiency Finance Facility 2007 Special Account: environmental protection and energy efficiency in Bulgaria, Croatia, Romania and Turkey with a focus on countries under the Instrument for Pre-Accession Assistance (IPA)	European Union	2008	7,930	(5,129)	2,801	1,394
European Neighbourhood and Partnership Instrument (ENPI) / Neighbourhood Investment Facility (NIF)
EU Contribution - F/P 1620 MD Republican Clinical Hospital: Republican Clinical Hospital in Chisinau, Moldova	European Union	2009	95	(95)		70

FINANCIAL STATEMENTS 2015

					In thousand euros
Programme/Instrument and focus of support	Donor(s)	Opening year	Resources	Disbursements	Balance 31/12/2015	Balance 31/12/2014
EU Municipal Finance Facility
EU Municipal Finance Facility Special Account	European Union	2004	15,409	(15,370)	39	1,141
EU Municipal Finance Facility 2003 Special Account	European Union	2005	5,523	(5,523)		519
EU Municipal Finance Facility 2005 Special Account	European Union	2007	3,420	(3,420)		3,383
EU Municipal Finance Facility 2006, Special Account Bulgaria, Croatia, Romania and Turkey: infrastructure projects in favour of the municipalities of 10 Central and Eastern European countries, candidate to European Union accession at the time of the project (Bulgaria, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Poland, Romania, Slovak Republic and Slovenia)	European Union	2007	5,193	(5,193)

European Local Energy Assistance Facility (ELENA)
CEB-ELENA 2012	European Union	2012	1,000	(57)	943
SME Finance Facility Phase 2 Special Fund
EC Contribution Fund Phare Account	European Union	2001	53,027	(50,149)	2,878	3,634
SME Finance Facility 2002 Special Account	European Union	2004	15,984	(15,858)	126	2,185
SME Finance Facility 2003 Special Account	European Union	2005	16,307	(13,779)	2,528	6,260
SME Finance Facility 2005 Special Account	European Union	2006	9,526	(9,428)	98	3,541
SME Finance Facility 2006 Special Account, Bulgaria, Croatia, Romania and Turkey: Partial financing of productive investment projects designed to create or safeguard jobs in SMEs located in 13 CEB member countries in Central and Eastern Europe	European Union	2007	20,587	(20,587)		2,373

Sub-total Accounts funded by the European Union (except RHP)			217,768	(199,995)	17,773	37,399

Accounts linked to the Regional Housing Programme (RHP)
RHP Fund Regional Account: Regional Housing Programme in Bosnia and Herzegovina, Croatia, Montenegro and Serbia	United States of America, Turkey, European Union	2012	38,722	(8,988)	29,734	35,130
RHP Fund Sub-Regional Account: Regional Housing Programme in Bosnia and Herzegovina, Montenegro and Serbia	Denmark, Luxembourg, Norway, Switzerland	2012	11,719	(2,812)	8,907	10,975
RHP Fund Country Account - BiH: Regional Housing Programme in Bosnia and Herzegovina	Germany, Italy, European Union	2012	36,787	(1,991)	34,796	35,289
RHP Fund Country Account - Croatia: Regional Housing Programme in Croatia	European Union	2013	9,266	(3,441)	5,825	6,977
RHP Fund Country Account - Serbia: Regional Housing Programme in Serbia	European Union	2013	21,909	(7,993)	13,916	21,423
RHP Fund Country Account - Montenegro: Regional Housing Programme in Montenegro	European Union	2013	995	(157)	838	974
RHP Implementation: implementation of the Regional Housing Programme and technical assistance (2nd phase)	European Union	2013	15,306	(9,821)	5,485	4,127
Special Account RHP Rep of Cyprus: costs linked to the Regional Housing Programme	Cyprus	2012	50	(1)	49	49
Special Account RHP Romania: costs linked to the Regional Housing Programme	Romania	2012	50	(49)	1	17
Special Account RHP Slovak Republic: costs linked to the Regional Housing Programme	Slovak Republic	2012	40	(3)	37	37
Special Account RHP Czech Republic: costs linked to the Regional Housing Programme	Czech Republic	2013	39	(1)	38	38
Special Account RHP Hungary: costs linked to the Regional Housing Programme	Hungary	2014	30	(1)	29	29

Sub-total Accounts linked to the Regional Housing Programme (RHP)			134,913	(35,258)	99,655	115,065

Total Interest-bearing accounts			388,557	(258,745)	129,812	157,714

FINANCIAL STATEMENTS 2015

NOTE K - Social Dividend Account

On 22 March 2013, the Administrative Council decided to rename the “Selective Trust Account” to “Social Dividend Account” (SDA) and to broaden its scope of use.

Since this date, the SDA is used to finance four types of grants:

•	interest rate subsidies on loans granted by the Bank,

•	guarantees to support the Bank’s financing of high social impact projects,

•	technical assistance within the framework of projects financed by the CEB,

•	grant contributions.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to € 300 thousand, which are approved by the Governor.

Grants can be up to € 2 million each, with the exception of grant contributions which are limited to € 500 thousand. Annual approvals per country, all windows combined, cannot exceed 10% of SDA resources available for approval.

In 2013, the SDA resources (member states account) were reallocated to the four SDA window sub-accounts.

At 31 December 2015, the breakdown of these sub-accounts is the following:

		In thousand euros
SDA windows	31/12/2015	31/12/2014
Subsidies on loans approved	31,490	39,470
Available for subsidy	2,205	6,909

Interest rate subsidies on loans	33,695	46,379
Guarantees on loans approved	5,535	3,535
Available for guarantees	8,556	6,517

Loan guarantees	14,091	10,052
Approvals for technical assistance	5,184	4,404
Available for technical assistance	5,707	5,521

Technical assistance	10,891	9,925
Approved grant contributions		20
Available for grant contributions	1,933	3,920

Grant contributions	1,933	3,940

Total	60,610	70,296

Funding

The SDA can be funded by:

a)	contributions received from CEB’s member states through dividends of a social nature, when the Bank’s annual profit is allocated

b)	voluntary contributions from the Bank’s member states, upon approval by the Administrative Council

c)	voluntary contributions from Council of Europe member states and from non-member states or international institutions, upon approval by the Governing Board and the Administrative Council.

In 2015, member states made no allocation out of the previous year’s profit, which was also the case in 2014.

In compliance with the new rules adopted in March 2013, the balance of the member states account at that date, i.e. € 50 274 thousand was split between the four windows.

In 2015, the CEB’s Administrative Council approved a € 5 million contribution from the SDA to the Migrant and Refugee Fund (MRF), as well as a reallocation of the resources between the window sub-accounts.

FINANCIAL STATEMENTS 2015

NOTE L - Provisions

The Bank administers a pension scheme and other post-employment benefits concerning a health care scheme, a fiscal adjustment scheme and a termination of service scheme. The amount of the commitment in relation to each post-employment benefit is determined separately using the projected unit credit actuarial valuation method. The last actuarial valuation was carried out on 31 December 2015 based on individual data as at 30 June 2015.

The following is the financial situation with respect the post-employment benefits:

		In thousand euros
	Pension scheme	Other post- employment benefits	Total
Provision movements
Provision as at 1 January 2015	194,249	45,078	239,327
Service cost	11,339	3,156	14,495
Interest cost related to discounted commitments	3,203	746	3,949

Book charge for the year	14,542	3,902	18,444
Changes in actuarial differences for the year	(23,373)	(5,210)	(28,583)
Benefits paid	(1,978)	(662)	(2,640)

Provision as at 31 December 2015	183,440	43,108	226,548

Changes in actuarial differences recognised directly in equity
Balance as at 1 January 2015	91,064	23,582	114,646
Actuarial differences from liabilities for the year - impact of data	5,352	750	6,102
Actuarial differences from liabilities for the year - impact of assumptions	(28,725)	(5,999)	(34,724)

Sub-total	(23,373)	(5,249)	(28,622)

Balance as at 31 December 2015	67,691	18,333	86,024

		In thousand euros
	Pension scheme	Other post- employment benefits	Total
Provision movements
Provision as at 1 January 2014	125,717	45,061	170,778
Service cost	7,820	2,990	10,810
Past service cost(1)		(7,901)	(7,901)
Reclassification of service cost(2)	1,399	(1,399)
Interest cost related to discounted commitments	3,723	1,211	4,934
Reclassification of interest cost(2)	1,385	(1,385)

Book charge for the year	14,327	(6,484)	7,843
Changes in actuarial differences for the year	55,964	7,053	63,017
Benefits paid	(1,759)	(552)	(2,311)

Provision as at 31 December 2014	194,249	45,078	239,327

Changes in actuarial differences recognised directly in equity
Balance as at 1 January 2014	35,100	16,425	51,525
Actuarial differences from liabilities for the year - impact of data	(738)	(9,381)	(10,119)
Actuarial differences from liabilities for the year - impact of assumptions	56,702	16,538	73,240

Sub-total	55,964	7,157	63,121

Balance as at 31 December 2014	91,064	23,582	114,646

(1)	The medical care insurance contract had been negotiated during 2014. The consequence was a decrease in the employer’s contribution rate. The provision decrease due to this revision (€ 7.7 million) had been recognised as a past service gain in the 2014 income statement.
(2)	In 2014, the service cost and interest cost related to termination of service scheme were reclassified to the pension scheme.

FINANCIAL STATEMENTS 2015

The main assumptions used in assessing the commitment relative to the post-employment benefits are shown below:

Sundry information	2015	2014
Interest discount rate	2.00%	1.50%
Inflation rate	1.75%	2.00%
Pensions revaluation rate	1.75%	2.00%
Salary increase rate	3.50%	3.50%
Medical care employer’s contribution rate	5.96%	5.96%
Average duration	23.32	25.13

Sensitivity test

The table below provides information on the sensitivity of the commitment (Projected Benefit Obligation - PBO) in respect of the post-employment benefits as evaluated at 31 December 2015, as well as the service cost, the interest cost and the estimated benefits for the year 2016, calculated based on a change of the discount rate assumption of +/- 0.25%:

				In thousand euros
Pension scheme	PBO 31/12/2015	Service cost 2016	Interest cost on PBO 2016	Estimated benefits 2016	PBO 31/12/2016
Discount rate +0.25%	173,799	10,031	3,878	(2,864)	184,844
Discount rate -0.25%	193,827	11,445	3,367	(2,864)	205,775

At 31 December 2015, an increase in the discount rate of 0.25% would have resulted in a decrease of the pension commitment of 5.3%. A 0.25% decrease in the discount rate would have resulted in an increase of this commitment of 5.7% at that date.

				In thousand euros
Other post-employment benefits	PBO 31/12/2015	Service cost 2016	Interest cost on PBO 2016	Estimated benefits 2016	PBO 31/12/2016
Discount rate +0.25%	40,393	2,802	900	(742)	43,353
Discount rate -0.25%	46,064	3,278	799	(742)	49,399

At 31 December 2015, an increase in the discount rate of 0.25% would have resulted in a decrease of the commitment relating to other post-employment benefits of 6.3%. A 0.25% decrease in the discount rate would have resulted in an increase of this commitment of 6.9% at that date.

NOTE M - Capital

Capital management

In conformity with its Articles of Agreement (Article III), any European State (member or non-member state of the Council of Europe) and any international institution with a European focus may, upon the conditions established by the Governing Board, become a member of the Bank.

The Bank issues participating certificates denominated in euros to which members subscribe. Each certificate has the same nominal value of € 1 000.

The accession procedures consist in addressing a declaration to the Secretary General of the Council of Europe stating that the applicant endorses the Bank’s Articles of Agreement and subscribes the number of participating certificates fixed in agreement with the Governing Board. Any state becoming a member of the Bank shall confirm in its declaration its intention:

•	to accede at the earliest opportunity, to the Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe;

•	pending such accession, to apply the legal arrangements resulting from the Protocol to the property, assets and operations of the Bank and to grant to the organs and staff of the Bank the legal status resulting from the Protocol (Articles of Agreement, Article III).

The Governing Board establishes the provisions for the subscription and paying in of capital as well as provisions regarding any capital increase. The terms and conditions for the potential withdrawal of a member state are defined in the CEB’s Articles of Agreement (Article XV). The Bank has never received such kind of request. Based on this and according to IAS 32 as amended in February 2008, the participating certificates are classified as equity instruments.

The subscription to the Bank’s capital and reserves shall be calculated based on the contribution rate of the applicant countries to the budget of the Partial Agreement of the Council of Europe on the CEB.

The Bank’s subscribed capital is composed of paid-in capital and callable capital. The paid-in capital is the portion of the capital to be paid at the accession to the Bank upon the Governing Board’s decision following a proposal by the Administrative Council. Since its inception, the Bank has never withdrawn any subscribed capital.

The Bank’s capital adequacy in terms of risks linked to its operations is assessed through a prudential framework organized around various ratios (see chapter 4 in note B).

FINANCIAL STATEMENTS 2015

Capital breakdown by member state is presented below:

				In thousand euros
Members	Subscribed capital	Uncalled capital	Called capital	Percentage of subscribed capital
France	915,770	814,114	101,656	16.735%
Germany	915,770	814,114	101,656	16.735%
Italy	915,770	814,114	101,656	16.735%
Spain	597,257	530,958	66,299	10.914%
Turkey	388,299	345,197	43,102	7.096%
Netherlands	198,813	176,743	22,070	3.633%
Belgium	164,321	146,083	18,238	3.003%
Greece	164,321	146,083	18,238	3.003%
Portugal	139,172	123,724	15,448	2.543%
Sweden	139,172	123,724	15,448	2.543%
Poland	128,260	114,023	14,237	2.344%
Denmark	89,667	79,712	9,955	1.639%
Finland	69,786	62,039	7,747	1.275%
Norway	69,786	62,039	7,747	1.275%
Bulgaria	62,459	55,526	6,933	1.141%
Romania	59,914	53,264	6,650	1.095%
Switzerland	53,824	43,229	10,595	0.984%
Ireland	48,310	42,948	5,362	0.883%
Hungary	44,788	39,816	4,972	0.818%
Czech Republic	43,037	38,260	4,777	0.786%
Luxembourg	34,734	30,878	3,856	0.635%
Serbia	25,841	22,973	2,868	0.472%
Croatia	21,376	19,003	2,373	0.391%
Cyprus	19,882	17,676	2,206	0.363%
Slovak Republic	18,959	16,854	2,105	0.346%
Albania	13,385	11,899	1,486	0.245%
Latvia	12,808	11,387	1,421	0.234%
Estonia	12,723	11,311	1,412	0.233%
“the former Yugoslav Republic of Macedonia”	12,723	11,311	1,412	0.233%
Lithuania	12,588	11,191	1,397	0.230%
Slovenia	12,295	10,930	1,365	0.225%
Iceland	10,144	9,018	1,126	0.185%
Malta	10,144	9,018	1,126	0.185%
Georgia	9,876	8,780	1,096	0.180%
Bosnia and Herzegovina	9,689	8,614	1,075	0.177%
Montenegro	6,584	5,853	731	0.120%
Kosovo	6,559	5,831	728	0.120%
Moldova (Republic of)	5,488	4,878	610	0.100%
San Marino	4,867	4,206	661	0.089%
Liechtenstein	2,921	2,374	547	0.053%
Holy See	137	107	30	0.003%

Total 2015	5,472,219	4,859,802	612,417	100.000%

Total 2014	5,472,219	4,859,802	612,417

The earnings per participating certificate for 2015 amount to € 23.21 (€ 24.57 for 2014).

In 2013, further to Kosovo’s adhesion, the subscribed capital increased by € 6 559 thousand. The called capital (€ 728 thousand) and Kosovo’s contribution to the reserves (€ 2 138 thousand) are scheduled in four equal annual instalments. The table below presents detail of the remaining instalment to be paid as at 31 December 2015:

			In thousand euros
Member	Capital	Reserves	Total
Kosovo	182	535	717

Total	182	535	717

FINANCIAL STATEMENTS 2015

NOTE N - Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value calculated exclusive of accrued interest on financial instruments are accounted for under “Net gains or losses from financial instruments at fair value through profit or loss” (Note P).

Interest income and expenses from fair value hedging derivatives are shown with the income and expenses arising from those items for which they provide risk coverage.

						In thousand euros
	2015			2014
	Income	Expenses	Net	Income	Expenses	Net
Available-for-sale financial assets
Securities transactions	41,673		41,673	49,729		49,729
Hedging derivatives	15,141	(45,818)	(30,677)	17,923	(45,511)	(27,588)

Sub-total	56,814	(45,818)	10,996	67,652	(45,511)	22,141

Loans and advances to credit institutions and to customers
Loans (exclusive of interbanking)	169,633		169,633	199,078		199,078
Hedging derivatives	30,694	(125,976)	(95,282)	39,191	(137,181)	(97,990)
Advances	1,468	(4,749)	(3,281)	5,231	(281)	4,950

Sub-total	201,795	(130,725)	71,070	243,500	(137,462)	106,038

Financial assets held to maturity
Securities transactions	92,209		92,209	96,314		96,314

Sub-total	92,209		92,209	96,314		96,314

Amounts owed to credit institutions and to customers
Deposits		(134)	(134)		(362)	(362)
Interest-bearing accounts	2,066	(237)	1,829	74	(1,935)	(1,861)

Sub-total	2,066	(371)	1,695	74	(2,297)	(2,223)

Debt securities in issue
Bonds		(456,171)	(456,171)		(522,555)	(522,555)
Hedging derivatives	480,504	(29,394)	451,110	538,245	(63,409)	474,836

Sub-total	480,504	(485,565)	(5,061)	538,245	(585,964)	(47,719)

Other interest expenses and similar charges		(3,949)	(3,949)		(4,935)	(4,935)

Interest margin	833,388	(666,428)	166,960	945,785	(776,169)	169,616

FINANCIAL STATEMENTS 2015

NOTE O - Segment information

The CEB is a multilateral development bank with a social vocation. It grants loans to finance projects in its member states. This activity is funded by public issues and private placements.

Within this ambit, the Bank holds a single operational field of activity. It intervenes in geographical areas where its contribution is most needed, particularly in central and eastern European countries, which constitute the target countries.

Its activity of project financing is conducted exclusively in Europe. However, for other financial operations, in particular its public issues, the CEB operates in Europe as well as in other continents. Therefore, these operations are not shown in the table below.

The interest on loans is broken down by borrowers’ country location as follows:

	In thousand euros
Breakdown by borrowers’ country location	2015	2014
Poland	25,513	32,953
Turkey	20,314	20,617
Romania	19,259	20,887
Hungary	11,340	20,250
Croatia	8,600	9,649
Cyprus	6,070	7,130
Lithuania	4,990	4,906
Albania	2,649	2,792
Slovak Republic	1,793	1,258
Serbia	1,727	1,854
Malta	1,556	2,036
Bosnia and Herzegovina	1,310	1,268
Latvia	1,175	1,433
Slovenia	1,016	1,405
Bulgaria	968	1,121
“the former Yugoslav Republic of Macedonia”	858	902
Moldova (Republic of)	794	773
Czech Republic	727	703
Estonia	634	720
Georgia	183	22
Montenegro	121	123

Sub-total target countries	111,597	132,802

Belgium	21,815	21,596
Spain	10,913	11,688
Germany	7,053	7,945
France	5,543	7,413
Portugal	5,509	6,189
Italy	2,488	3,348
Iceland	1,405	1,554
Ireland	1,349	1,289
Finland	441	847
Sweden	214	473
Denmark	1	291
Greece		562
San Marino		3

Sub-total other countries	56,731	63,198

Target countries through other countries	1,305	3,078

Total	169,633	199,078

Outstanding loans by country are presented in Note G.

FINANCIAL STATEMENTS 2015

NOTE P - Net gains or losses from financial instruments at fair value through profit or loss

Net gains from financial instruments at fair value through profit or loss cover the profit and loss items relative to financial instruments, except for the interest income and charges presented under “Interest margin” (Note N).

	In thousand euros
	2015	2014
Net result from fair value hedging instruments	(70,395)	(50,497)
Revaluation of hedged items attributable to hedged risks	69,992	43,065
Result from financial instruments at fair value through profit or loss	9,330	6,950
Revaluation of exchange positions	80	82
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	(177)	1,075
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)	(135)	(1,343)

Total	8,695	(668)

NOTE Q - General operating expenses

	In thousand euros
	2015	2014
Staff costs
Wages and salaries	21,212	19,737
Social charges and pension costs	13,923	2,418
Other general operating expenses	9,874	9,074

Total	45,009	31,229

At 31 December 2015, the Bank staff was composed of: 3 appointed officials (Governor and Vice-Governors) and 193 professional staff. At 31 December 2014: 4 appointed officials (Governor and Vice-Governors) and 183 professional staff.

NOTE R - Post-balance sheet events

No material events that would require disclosure or adjustment to these financial statements occurred between 31 December 2015 and the closing date of the accounts by the Governor on 29 February 2016.